SCHEDULE 14A
(Rule 14a-101)
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

Amendment No. 1
Filed by the Registrant              ☒
Filed by a Party other than the Registrant       ☐

Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Under Rule 14a-12

Peoples-Sidney Financial Corporation
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of filing fee (Check the appropriate box):

☒	No fee required

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1)	Title of each class of securities to which transaction applies:

Common stock, par value $.01 per share

2)	Aggregate number of securities to which transaction applies:

95,730

3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

$13.47

4)	Proposed maximum aggregate value of transaction:

$1,289,500

5)	Total fee paid:

☐	Fee paid previously with preliminary materials:

☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously.  Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1)	Amount Previously Paid:

2)	Form, Schedule or Registration Statement No.:

3)	Filing Party:

4)	Date Filed: Definitive Proxy Statement filed on June 4, 2008, as amended by Amendment No. 1 filed on June 11, 2008.

June 11, 2008

To Our Fellow Stockholders:

On behalf of the Board of Directors and management of Peoples-Sidney Financial Corporation (“PSFC”), I cordially invite you to attend a Special Meeting of Stockholders of the Company.  The Meeting will be held at 11:00 a.m., Eastern time, on July 30, 2008 at the Holiday Inn, located at State Route 47 and I-75, in Sidney, Ohio.

At the Meeting, stockholders will be asked to vote upon a proposal to amend PSFC’s Certificate of Incorporation to change the number of issued and outstanding shares of PSFC by effecting a 1-for-600 reverse stock split, followed immediately by an amendment to PSFC’s Certificate of Incorporation to effect a 600-for-1 forward stock split of PSFC’s common shares.  The Board of Directors unanimously recommends that you vote “FOR” this proposal.

I encourage you to attend the Meeting in person.  Whether or not you plan to attend, however, please read the enclosed Proxy Statement and then complete, sign and date the enclosed proxy card and return it in the accompanying postpaid return envelope as promptly as possible.  This will save the Company additional expense in soliciting proxies and will ensure that your shares are represented at the Meeting.

Thank you for your attention to this important matter.

Sincerely,

Douglas Stewart
President and Chief Executive Officer

PEOPLES-SIDNEY FINANCIAL CORPORATION
101 East Court Street

Sidney, Ohio  45365

(937) 492-6129

__________________

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
To be Held on July 30, 2008

__________________

Notice is hereby given that a Special Meeting of Stockholders (the “Meeting”) of Peoples-Sidney Financial Corporation (“PSFC” or the “Company”) will be held at the Holiday Inn, located at State Route 47 and I-75, Sidney, Ohio on July 30, 2008 at 11:00 a.m., Eastern time.  A Proxy Statement and a proxy card for the Meeting are enclosed.

The Meeting is for the purpose of considering and voting upon a proposal to amend PSFC's Certificate of Incorporation to effect a 1-for-600 reverse stock split, followed immediately by an amendment to PSFC's Certificate of Incorporation to effect a 600-for-1 forward stock split of PSFC's common shares (collectively, the “Stock Splits”).  As a result of the Stock Splits, (a) each stockholder of record owning fewer than 600 common shares of PSFC immediately before the effective time of the Stock Splits will receive $13.47 in cash, without interest, for each PSFC common share owned by such stockholder immediately prior to the Stock Splits and will no longer be a stockholder of PSFC; and (b) each stockholder of record of 600 or more PSFC shares immediately before the effective time of the Stock Splits will continue to hold the same number of shares after the Stock Splits and will not receive any cash.  The proposed amendments to PSFC's Certificate of Incorporation are attached as Exhibits B and C to the accompanying Proxy Statement.

Such other business as may properly come before the Special Meeting or any adjournment or postponement thereof will also be considered.  The Board of Directors is not aware of any other business to come before the Special Meeting, and unanimously recommends that you vote “FOR” this proposal.

Any action may be taken on the foregoing proposals at the Meeting on the date specified above, or on any date or dates to which the Special Meeting may be adjourned or postponed.  Stockholders of record at the close of business on June 3, 2008 are the stockholders entitled to vote at the Special Meeting and any adjournments or postponements thereof.

You are requested to complete and sign the enclosed proxy card, which is solicited on behalf of the Board of Directors, and to mail it promptly in the enclosed envelope.  The proxy will not be used if you attend and vote at the Special Meeting in person.  Please note that if you have received this notice because you have shares of PSFC common stock allocated to your PSFC Employee Stock Ownership Plan account, the Employee Stock Ownership Plan trustee will submit a proxy card or attend the Special Meeting to vote those shares on your behalf as described in the Proxy Statement.

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NEITHER THE SECURITIES AND EXCHANGE COMMISSION (“SEC”) NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE STOCK SPLITS, PASSED UPON THE MERITS OR FAIRNESS OF THE STOCK SPLITS, OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THIS DOCUMENT.  ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

PSFC'S BOARD OF DIRECTORS CAREFULLY CONSIDERED THE TERMS OF THE PROPOSED STOCK SPLITS, HAS DETERMINED THAT THE STOCK SPLITS ARE FAIR TO, AND IN THE BEST INTERESTS OF, PSFC AND ITS STOCKHOLDERS, AND UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL OF THE STOCK SPLITS.

BY ORDER OF THE BOARD OF DIRECTORS

Gary N. Fullenkamp
Corporate Secretary

Sidney, Ohio
June 11, 2008

IMPORTANT:  THE PROMPT RETURN OF PROXIES WILL SAVE THE COMPANY THE EXPENSE OF FURTHER REQUESTS FOR PROXIES TO ENSURE A QUORUM AT THE MEETING.  A SELF-ADDRESSED ENVELOPE IS ENCLOSED FOR YOUR CONVENIENCE.  NO POSTAGE IS REQUIRED IF MAILED WITHIN THE UNITED STATES.

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PROXY STATEMENT

PEOPLES-SIDNEY FINANCIAL CORPORATION
101 East Court Street

Sidney, Ohio  45365

(937) 492-6129

SPECIAL MEETING OF STOCKHOLDERS
To be held on
July 30, 2008

This Proxy Statement is furnished in connection with the solicitation on behalf of the Board of Directors of Peoples-Sidney Financial Corporation (“PSFC”, the “Company”, “we” or “us”) of proxies to be used at the Special Meeting of Stockholders of the Company (the “Meeting” or the “Special Meeting”) to be held at the Holiday Inn, located at State Route 47 and I-75, Sidney, Ohio on July 30, 2008 at 11:00 a.m., Eastern time, and all adjournments and postponements of the Special Meeting.  The Company’s principal executive offices are located at 101 East Court Street, Sidney, Ohio 45365, and its telephone number at that location is (937) 492-6129.  Certain of the information provided herein relates to Peoples Federal Savings and Loan Association of Sidney (“Peoples Federal” or the “Association”), a wholly owned subsidiary of the Company.

At the Special Meeting, stockholders of the Company will be asked to consider and vote upon a proposal to amend the Certificate of Incorporation, as amended (the “Certificate”), of PSFC to effect a 1-for-600 reverse stock split, followed immediately by a 600-for-1 forward stock split (together these are referred to as the “Stock Splits”) of PSFC's common shares, par value one cent ($.01) per share (“PSFC shares” or “shares”).  If the Stock Splits are completed:

•
Each stockholder of record owning fewer than 600 PSFC shares immediately before the Stock Splits will receive $13.47 in cash, without interest, in exchange for each share owned immediately prior to the Stock Splits and will no longer be a stockholder of PSFC; and

•
Each stockholder of record owning 600 or more PSFC shares immediately before the Stock Splits will continue to own one or more PSFC shares after the Stock Splits and will receive no cash from the Company in connection with the transactions contemplated in this Proxy Statement.

The proposed amendments to PSFC's Certificate to accomplish the Stock Splits are attached as Exhibits B and C to this Proxy Statement.

We cannot complete the Stock Splits unless the holders of at least 680,525 shares, which is a majority of the outstanding PSFC shares, approve the Stock Splits.  The executive officers and directors of PSFC, who together own approximately 19.5 % of the PSFC shares outstanding on June 3, 2008 (the “Record Date”), have indicated they will vote all shares for which they hold or share voting power in favor of the Stock Splits.  The date, time and place of the Special

Meeting at which the stockholders of PSFC will be asked to vote upon the Stock Splits are as follows:

July 30, 2008
11:00 am
Holiday Inn
State Route 47 and I-75
Sidney, Ohio

We urge you to read this Proxy Statement carefully and in its entirety, including the attached Exhibits.  The accompanying Notice of Special Meeting and form of proxy and this Proxy Statement are first being mailed to stockholders on or about June 11, 2008.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE STOCK SPLITS, PASSED UPON THE MERITS OR FAIRNESS OF THE STOCK SPLITS, OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THIS DOCUMENT.  ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROXY STATEMENT AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION SHOULD NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY PSFC.

EXHIBIT A - FAIRNESS OPINION
EXHIBIT B - FORM OF REVERSE STOCK SPLIT AMENDMENT
EXHIBIT C - FORM OF FORWARD STOCK SPLIT AMENDMENT

IMPORTANT NOTICE

THE COMPANY’S COMMON STOCK IS NOT A DEPOSIT OR BANK ACCOUNT AND IS NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY.  We have not authorized any person or entity to give any PSFC stockholder information or to make any representations with respect to the transaction contemplated in this Proxy Statement.  YOU SHOULD NOT RELY ON ANY OTHER INFORMATION UNLESS SUCH INFORMATION IS PROVIDED DIRECTLY BY PSFC.  The information contained in this Proxy Statement is correct as of the date of the Proxy Statement, regardless of when it is received or when the PSFC shares are converted.  We will update this proxy statement to reflect any factors or events arising after its date that individually or together represent a material change in the information included in this document.  You should not interpret the contents of this Proxy Statement or any communication from the Company, whether written or oral, as legal, tax, accounting or other expert advice.  YOU SHOULD CONSULT YOUR OWN LAWYERS, ACCOUNTANTS, OR OTHER PROFESSIONAL ADVISORS, AS APPROPRIATE.

STOCK SPLITS
SUMMARY TERM SHEET

The following is a summary of the material terms of the Stock Splits.  While this summary describes what we believe are the most material terms and conditions of the Stock Splits, this Proxy Statement contains a more detailed description of these terms and conditions. We urge you to carefully review, in their entirety, this Proxy Statement, the attached Exhibits and the documents incorporated by reference before voting.

Information About the Stock Splits

The Stock Splits will consist of the following steps:

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A 1-for-600 reverse stock split of PSFC shares will occur on the date that the Delaware Secretary of State accepts for filing certificates of amendment to our Certificate (the “Effective Date”).  It is the intention of management of the Company to file such certificates of amendment within 24 hours following the conclusion of the Special Meeting contemplated in this Proxy Statement.  As a result:

•          Each record holder of less than 600 PSFC shares immediately before the reverse stock split will receive cash in the amount of $13.47, without interest, for each share held immediately before the reverse stock split and will no longer be a stockholder of PSFC, such shares being returned to the status of treasury stock; and

•          Each record holder of 600 or more PSFC shares immediately prior to the reverse stock split will receive one or more shares for common shares held immediately before the reverse stock split (determined ratably depending upon the number of shares owned in excess of 600).  Shares held by holders of more than 600 shares on the Effective Date will not be purchased by PSFC and such holders will not be entitled to receive any cash payment from PSFC.

•
After the reverse stock split is complete, each holder of 600 or more PSFC shares immediately before the reverse stock split will participate in the forward stock split accomplished with a second amendment to our Certificate, which will result in such holder owning the same number of shares after the forward stock split as the holder did immediately before the reverse stock split.

•
If you are a record holder who holds less than 600 PSFC shares but do not want to be cashed out in the Stock Splits, you may remain a PSFC stockholder by purchasing a sufficient number of PSFC shares, to the extent available, in the open market far enough in advance of the Stock Splits so that you hold at least 600 PSFC shares on the Effective Date.  Conversely, if you are a record holder and want to be cashed out in the Stock Splits, you may do so by selling a sufficient number of PSFC shares in the open market far enough in advance of the Stock Splits so that you hold less than 600 shares on the Effective Date.

•
If you hold PSFC shares in “street name” through a nominee (such as a broker or a bank or the PSFC Employee Stock Ownership Plan), the effect of the Stock Splits on your PSFC shares may be different than for record holders.  PSFC intends for the Stock Splits to be effected at the registered stockholder level only.  This means that we look at the number of shares registered in the name that appears on PSFC's record stockholder list.  If your shares are held in street name, they are registered in the name of a nominee and not in your name.  If that nominee holds 600 or more total shares for itself or other beneficial owners, you will not be cashed out even if you beneficially own fewer than 600 shares.  Stockholders holding shares in street name should contact their nominee to determine how the Stock Splits will affect them.

•          If you hold less than 600 shares through a nominee but that nominee holds more than 600 shares in the aggregate and you wish to ensure that you are cashed out in the Stock Splits, you may transfer your PSFC shares out of street name and into a record account with PSFC far enough in advance that the transfer is complete prior to the Effective Date.

•          If your nominee holds less than 600 shares of PSFC and you wish to continue as a PSFC stockholder after the Stock Splits, you may acquire additional PSFC shares, if available, in your street name account in the open market far enough in advance that the acquisition is complete prior to the Effective Date.

Please see the sections of this Proxy Statement entitled “Special Factors – Effects of the Stock Splits” and “Stock Splits Proposal - Summary and Structure” for more information on the structure of the Stock Splits.

Purpose of and Reasons for the Stock Splits

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The Stock Splits are intended to reduce the number of record holders of PSFC shares below 300 and enable us to terminate the registration of, or deregister, our shares under Section 12(g) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).  Deregistration would suspend PSFC's duty to file periodic reports and proxy statements with the Securities and Exchange Commission (the “SEC”).  We intend to file a Form 15 with the SEC to apply to terminate the registration of our shares and suspend our filing obligations as soon as possible after completion of the Stock Splits.  Upon filing the Form 15, our obligation to file periodic and current reports under the Exchange Act will be immediately suspended.  Deregistration of our shares will be effective 90 days after the filing of the Form 15.  Upon deregistration of our shares, our obligation to comply with the requirements of the proxy rules and to file proxy statements under Section 14 of the Exchange Act will also be terminated.   As a result, PSFC will no longer be a public reporting company.  We will not be required to file periodic and current reports with the SEC in the future unless we subsequently file another registration statement under the Securities Act of 1933, as amended (the “Securities Act”), or again have record holders of common shares in excess of 300.  PSFC will, however, continue to be subject to the general anti-fraud provisions of federal and applicable state securities laws and federal banking laws applicable to PSFC and the Association.

•
The purpose of the forward stock split, which will immediately follow the reverse stock split, is to return the number of shares held by each remaining stockholder to that which each such stockholder held immediately prior to the reverse stock split.  Without this forward stock split, the shares would have a high per share value, which would further decrease the liquidity of the Company’s shares.

•
We estimate annual cost savings of approximately $121,000 per fiscal year as a result of the deregistration of our shares and the related suspension of periodic reporting requirements, including the provisions of the Sarbanes-Oxley Act of 2002, as amended (the “Sarbanes-Oxley Act”), which require companies to perform an audit of internal controls and requires each annual report of a public company to include a report by management on the company’s internal control over financial reporting.  The Sarbanes-Oxley Act also requires a company’s auditor to complete an attestation report regarding the effectiveness of the company’s internal control over financial reporting.  In addition to the $121,000 per fiscal year cost savings anticipated, deregistration of our shares would also permit the Company to avoid a one time, $65,000 charge for the internal controls implementation necessary for Sarbanes-Oxley compliance.  Finally, deregistration of our shares would allow for the reallocation of approximately $56,000 of personnel expense to other areas of operations.

•
It is anticipated that stockholders who own fewer than 600 shares of common stock immediately prior to the Effective Date will have an opportunity to liquidate their shares of common stock at a fair price with minimal transaction costs.

•
The Stock Splits constitute the most expeditious, efficient, cost effective and fair method to convert PSFC from a public reporting company to a non-public, non-reporting company compared to other alternatives considered by the PSFC Board of Directors.

We are proposing this transaction because our Board of Directors has concluded, after careful consideration, that the costs and other disadvantages associated with being an SEC-reporting company outweigh the advantages.  Please see the sections of this Proxy Statement entitled “Special Factors – Purpose of and Reasons for the Stock Splits,  – Effects of the Stock Splits” and “Stock Splits Proposal – Background of the Stock Splits, – Summary and Structure, –Recommendation of the Board” for more information on the principal reasons for the Stock Splits.

Fairness of the Stock Splits

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The Board of Directors believes that the Stock Splits are in PSFC's best interests and are both substantively and procedurally fair to the affiliated and unaffiliated holders of PSFC shares, including those holders whose shares will be cashed out in the Stock Splits (“Cashed Out Holders”) and those who will remain holders of PSFC shares after the Stock Splits (“Continuing Holders”).  Only the Cashed Out Holders will receive the “Cash Out Price,” as defined below.  Continuing Holders will not receive cash pursuant to the Stock Splits.  The factors the Board considered in determining the fairness of the Stock Splits are described in greater detail in this Proxy Statement.

•
The Board has set $13.47 per share (the “Cash Out Price”) as the cash consideration to be paid by PSFC to holders of less than 600 PSFC shares instead of issuing those stockholders fractional shares (i.e., less than one whole share) in connection with the reverse stock split.  The Board made this determination in good faith and received a fairness opinion regarding the Cash Out Price (the “Fairness Opinion”) prepared by Keller & Company, Inc. (“Keller & Company”), an independent financial advisor with expertise in financial institution valuation.  The Fairness Opinion was delivered to the Board to assist the Board in establishing the terms and conditions of the Stock Splits.  The full text of the Fairness Opinion, dated March 14, 2008, is attached to this Proxy Statement as Exhibit A.  The Fairness Opinion is also available for inspection and copying at PSFC's principal executive offices located at 101 East Court Street, Sidney, Ohio 45365-3021.

•
The Fairness Opinion states that, based upon and subject to the factors and assumptions set forth therein as of February 19, 2008, the Cash Out Price is fair, from a financial point of view, to both the Cashed Out Holders and the Continuing Holders.  We urge you to read the Fairness Opinion in its entirety.

•
Keller & Company provided the Fairness Opinion for the Board in connection with its consideration of the Stock Splits.  The Fairness Opinion is not a recommendation as to how you should vote with respect to the Stock Splits.

•
No appraisal or dissenters’ rights are available under Delaware law, the Company’s Certificate or the Company’s Regulations (as described more fully below) to holders of the Company’s shares who vote against the Stock Splits.

•
The reduction in the total number of stockholders following the Stock Splits may reduce the liquidity of the Company’s shares even further and make it more difficult for Continuing Holders to sell their shares.  The reduced liquidity may also cause a decrease in the price at which Continuing Holders may sell their shares in the future.

•
Stockholders that own of record fewer than 600 shares may remain a stockholder of the Company by purchasing enough additional shares prior to the Effective Date to increase their record holdings to 600 or more shares.  Similarly, stockholders that own of record 600 or more shares and who would like to be cashed out in the Stock Splits have the opportunity to sell enough shares prior to the Effective Date to decrease their record holdings to below 600 shares.  Given the lack of a highly liquid trading market for the shares of the Company, however, acquiring or selling a sufficient number of shares prior to the Effective Date may be difficult.

Please see the sections of this Proxy Statement entitled “Special Factors – Fairness of the Stock Splits,” “Opinion of Keller & Company,” “Stock Splits Proposal – Background of the Stock Splits” and “Stock Splits Proposal – Recommendation of the Board” for more information regarding the fairness of the Stock Splits.

Advantages of the Stock Splits

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By completing the Stock Splits, deregistering our shares and suspending our periodic reporting obligations under the Exchange Act, we expect to realize recurring annual cost savings of approximately $121,000.  In addition, we expect to realize non-recurring savings in the 2008 fiscal year of approximately $65,000 for consulting fees that will be required for PSFC to comply with the internal controls audit requirements of Section 404 of the Sarbanes-Oxley Act. Deregistration will eliminate the significant amount of time and effort previously required of our management to prepare and review the reports required to be filed under the Exchange Act.  We estimate that personnel costs of approximately $56,000 per year relate to public company reporting and compliance.  Upon deregistering PSFC’s shares, management will then be able to focus more of its attention on our customers and the communities in which we operate.

•	The Stock Splits provide Cashed Out Holders with an opportunity to liquidate their PSFC shares at a premium without paying brokerage commissions or other transaction fees.

•
The Stock Splits will not impact affiliated holders of PSFC shares differently than unaffiliated holders of our shares on the basis of affiliate status.  The sole determining factor as to whether a stockholder will remain a stockholder of PSFC after the Stock Splits is the number of shares held immediately prior to the Stock Splits.

•
The Stock Splits will have minimum effect on the Continuing Holders' relative voting power.  An estimated 95,730 shares, which is only 7.0% of the 1,361,048 outstanding PSFC shares as of June 3, 2008, will be eliminated as a result of the Stock Splits, and the relative percentage ownership of the Continuing Holders will be approximately the same as it was prior to the Stock Splits.  For example, the executive officers and directors of PSFC and the Association currently beneficially own approximately 25.1% of the outstanding PSFC shares (including options to purchase PSFC shares), and will beneficially own approximately 26.9% of the outstanding PSFC shares following the Stock Splits (including options to purchase PSFC shares).

•
The Stock Splits will reduce man-hours related to the administration of small stockholder accounts.  As of the Record Date, we estimate that we have approximately 572 stockholders of record that hold fewer than 600 shares.  These stockholders hold approximately 95,730 shares, or 7.0%, of our outstanding shares but represent approximately 77.6% of our total number of record holders.  Accordingly, the amount of personnel resources devoted to the administration of stockholder accounts is disproportionately allocated to stockholders holding less than 7.0% of our issued and outstanding shares.

•
The Stock Splits will provide an effective use of PSFC's excess capital.  Over the past 11 years, PSFC has repurchased shares in the open market in order to leverage its excess capital.  The limited trading volume in our shares, however, has reduced the efficacy of repurchases as a capital management tool.  The Stock Splits will enable PSFC to use a large portion of excess capital to reduce outstanding shares, increasing the value of PSFC's shares through the anticipated improvement in return on equity and earnings per share and the potential for increased dividends as a result of fewer outstanding shares.

•
Directors, executive officers and any stockholders who own more than 10% of PSFC’s outstanding common shares will experience certain advantages after the Stock Splits in that they will be relieved of certain SEC reporting requirements and “short-swing profit” trading provisions under Section 16 of the Exchange Act and their compensation and stock ownership will no longer be publicly available.

Please see the section of the Proxy Statement entitled “Special Factors – Effects of the Stock Splits, –Alternatives to the Stock Splits, – Fairness of the Stock Splits” and “Stock Splits Proposal – Description and Interests of Certain Persons in Matters to be Acted Upon” for a more detailed discussion of the foregoing.

Disadvantages of the Stock Splits

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Upon deregistration of our shares, our duty to file periodic reports with the SEC will be suspended.  Information regarding our operations and financial results that is currently available to the general public and our investors will not be readily available after deregistration.  Even if we should choose to make such information available from time to time, such a decision will be at our complete discretion and should in no way be interpreted to mean that such information will be supplied in the future.  As such, it is possible that Continuing Stockholders will be at a material disadvantage with respect to their ability to access information regarding the operations of the Company and its relationship with insiders.

•	After the completion of the Stock Splits, the lack of publicly available financial and other information about PSFC may cause a decrease in the price at which PSFC shares trade.

•
The reduction in the total number of stockholders following the Stock Splits may reduce the liquidity of the Company’s shares even further and make it more difficult for Continuing Holders to sell their shares.  Such reduced liquidity may also cause a decrease in the price at which Continuing Holders may sell their shares in the future.

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Provided the Stock Splits are approved at the Special meeting by a majority of the outstanding shares entitled to vote, Cashed Out Holders will be cashed out involuntarily and will have no further financial interest in PSFC and will not have the opportunity to participate in the potential appreciation in the value of, or the payment of dividends on, PSFC shares unless such Cashed Out Holders purchase Company shares in the open market after the Effective Date.

•
The Company is not offering cash to any stockholder of record that holds 600 or more shares prior to the Effective Date.  Only “Cashed Out Holders” will receive the Cash Out Price.  Continuing Holders will not receive cash pursuant to the Stock Splits.

•
After completion of the Stock Splits and the subsequent deregistration of our shares, PSFC will no longer be subject to the liability provisions of the Exchange Act that apply to public companies or the provisions of the Sarbanes-Oxley Act, including the requirement that PSFC's chief executive officer and chief financial officer certify the accuracy of the financial statements contained in PSFC's Exchange Act filings.  The elimination of this requirement and others is arguably disadvantageous to Continuing Holders in light of the purposes of the Sarbanes-Oxley Act.

•
Following the deregistration of our shares, PSFC will no longer have the potential benefits of public companies, including better access to the capital markets and using company stock to effect acquisitions.

•
Under Delaware Law and the Company’s Certificate, the affirmative vote of at least a majority of the issued and outstanding shares of the Company as of the Record Date is necessary to approve the Stock Splits.  Cashed Out Holders currently own in the aggregate approximately 7.0% of the Company’s outstanding shares.  Consequently, the aggregate voting power of the Cashed Out Holders is not sufficient to allow them to collectively determine the outcome of the Stock Splits proposal.

•
No appraisal or dissenters’ rights are available under Delaware law, the Company’s Certificate or the Company’s Regulations (as defined below) to holders of the Company’s shares who vote against the Stock Splits.

•
Following the Stock Splits, persons who exercise options under PSFC’s stock option plan may not be able to sell the shares they acquire upon the exercise of options as readily as they may currently sell their option shares.

Please see the section of the Proxy Statement entitled “Special Factors – Disadvantages of the Stock Splits” for a more detailed discussion of the foregoing.

Voting Information

The Stock Splits require the approval of a majority of the outstanding PSFC shares entitled to vote at the Special Meeting.  As of the close of business on the Record Date, there were 1,361,048 PSFC shares outstanding and entitled to vote at the Special Meeting, of which 680,525 are required to approve the Stock Splits.  The executive officers and directors of PSFC who have indicated they will vote in favor of the Stock Splits together own approximately 19.5% of the PSFC shares outstanding and are entitled to vote at the Special Meeting.

Please see the section of the Proxy Statement entitled “Meeting and Voting Information” for more information.

Material Federal Income Tax Consequences

•	PSFC will not recognize any gain, loss or deduction for federal income tax purposes as a result of the Stock Splits.

•
Continuing Holders will not recognize any gain or loss for federal income tax purposes.  Cashed Out Holders will generally recognize a gain or loss for federal income tax purposes equal to the difference between the $13.47 Cash Out Price per share and the stockholder's per share tax basis in the PSFC shares that are exchanged for cash.

Please see the section of this Proxy Statement entitled “Stock Splits Proposal - Material Federal Income Tax Consequences” for more information on the tax consequences of the Stock Splits.

Unavailability of Appraisal or Dissenters' Rights

A stockholder of PSFC does not have the right under Delaware law or PSFC's Certificate or Code of Regulations (the “Regulations”) to demand the appraised value of the stockholder's PSFC shares or any other dissenters' rights whether or not the stockholder votes in favor of the Stock Splits.

Please see the section of this Proxy Statement entitled “Stock Splits Proposal – Unavailability of Appraisal or Dissenters' Rights” for more information.

Termination of Stock Splits

The Board of Directors will have the discretion to determine if and when to effect the Stock Splits, and reserves the right to abandon the transaction after stockholder approval and before the effective time of the Stock Splits, if for any reason the Board determines that, in the best interests of the Company or its stockholders, it is no longer advisable to proceed with the Stock Splits.  Although the Board presently believes that the Stock Splits are in PSFC's best interests and has unanimously recommended a vote for the Stock Splits, the Board nonetheless believes that it is prudent to recognize that circumstances could possibly change prior to the Effective Date such that it might not be appropriate or desirable to effect the Stock Splits.  Among other things, the Board may withdraw the Stock Splits from the agenda if any of the following occur: (1) a change in the nature of the Company’s shareholdings that would prevent us from reducing the number of record holders below 300 as a result of the Stock Splits; (2) a change in the number of record holders that would allow the Company to deregister its shares without effecting the Stock Splits; (3) a change in the number of shares to be exchanged for cash in the Stock Splits that would substantially increase the cost and expense of the Stock Splits (as compared to what is currently anticipated); or (4) any adverse change in our financial condition that would render the Stock Splits inadvisable.

Please see the section of this Proxy Statement entitled “Stock Splits Proposal – Termination of Stock Splits” for more information.

Unclaimed Property Laws

All cash amounts payable to Cashed Out Holders that remain unclaimed will be subject to applicable state laws regarding abandoned property.

Please see the section of this Proxy Statement entitled “Stock Splits Proposal – Unclaimed Property Laws” for more information.

CAUTIONARY NOTICE REGARDING
FORWARD-LOOKING STATEMENTS

When used in this Proxy Statement, the words or phrases “believe,” “expects,” “intends,” “targeted,” “will likely result,” “are expected to,” “will continue,” “anticipate,” “estimate,” “project” or similar expressions are intended to identify “forward-looking statements.”  Such statements are subject to certain risks and uncertainties which could cause actual results to differ materially from results presently anticipated or projected.  PSFC cautions you not to place undue reliance on any such forward-looking statements, which speak only as of the date made.  PSFC advises readers that PSFC's actual results may differ materially from any opinions or statements expressed with respect to future periods in any current statements in this Proxy Statement or in our other filings with the SEC.  To the extent that there is any material change in the information discussed in this Proxy Statement, the Company will promptly disclose the change as required by applicable SEC rules and regulations.  Please see the section of this Proxy Statement entitled “Available Information.”

Various future events or factors may cause our results of operations or performance to differ materially from those expressed in our forward-looking statements.  These factors include:

●           changes in economic conditions, both nationally and in our primary market area;

●           changes in governmental monetary and fiscal policies, as well as legislative and regulatory changes;

●           the effect of changes in interest rates on the level and composition of deposits, loan demand, and the values of loan collateral, securities and interest rate protection agreements;

●           the effects of competition from other financial service providers operating in our primary market area and elsewhere; and

●           the failure of assumptions underlying the establishment of reserves for possible loan losses and estimates of values of collateral and various financial assets and liabilities.

QUESTIONS AND ANSWERS

The following questions and answers are intended to briefly address commonly asked questions regarding the Special Meeting and the Stock Splits.  These questions and answers may not address all questions that may be important to you as a stockholder.  Please refer to the more detailed information contained elsewhere in this Proxy Statement, the exhibits to this Proxy Statement, and any information and documents referred to or incorporated by reference in this Proxy Statement.

Q:	What is the date, time and place of the Special Meeting?

A:	The Special Meeting will be held on July 30, 2008 at 11:00 am local time at the Holiday Inn, located at State Route 47 and I-75, Sidney, Ohio.

Q:	What will stockholders be asked to vote upon at the Special Meeting?

A:	We will ask our stockholders to approve a proposal to amend PSFC’s Certificate to effect reverse and forward stock splits.

Q:	What are the proposals?

A:
We are proposing that our stockholders approve a reverse 1-for-600 stock split followed immediately by a forward 600-for-1 stock split of our outstanding shares, which is accomplished through the amendment of our Certificate.

The purpose of the Stock Splits is to allow us to suspend our SEC-reporting obligations (referred to as “going private”) by reducing the number of our stockholders of record to fewer than 300.  As a result, we expect to terminate the registration of our common stock under federal securities laws.

Q:           Why should I vote to approve the Stock Splits?

A:
The Board believes that the monetary expense and the burden to management incident to continued compliance with the Exchange Act significantly outweigh any material benefits derived from continued registration of the shares.  The Stock Splits will also serve as a source of liquidity for those stockholders who receive cash for their shares.  In addition, the Stock Splits will provide Cashed Out Holders with an opportunity to liquidate their shares without paying brokerage commissions or other transaction fees.

Q:	How will the stock splits affect the day-to-day operations of the Company?

A:
The Stock Splits will have very little effect on the Company’s and the Association’s business and operations.  Except with respect to the amendments to the Company’s Certificate to provide for the Stock Splits, the charter documents of the Company will remain in effect.  No changes to the charter documents of the Association are proposed in connection with the Stock Splits.  After the Stock Splits are completed, the officers and directors of the Company and the Association will continue to hold the positions they currently hold, and the Company and the Bank will continue to be regulated by the same agencies as before the Stock Splits (except that the Company will no longer be required to file periodic reports with the SEC).

Q:	What will I receive in the Stock Splits?

A:
If you are the registered owner of fewer than 600 PSFC shares on the date of the reverse stock split, you will receive $13.47 in cash, without interest, from us for each pre-split share you own.  If you are the registered owner of 600 or more shares on the date of the Stock Splits, you will not receive any cash payment for your shares and will continue to hold the same number of shares as you did before the Stock Splits.

Q:	If I am cashed out in the Stock Splits, will I receive any dividends?

A:
Each stockholder will be entitled to receive dividends on his or her shares that are declared prior to the Effective Date of the Stock Splits, even if the dividend is not paid until after the Stock Splits have been completed, provided that the stockholder held the shares on the record date for the dividend.  Historically, the Board has declared dividends on a quarterly basis.  The most recent dividend was paid to stockholders on May 15, 2008 and the next dividend is not anticipated until August 15, 2008.  Following the Stock Splits, Cashed Out Holders will not receive any other dividends declared by the Board or participate in any appreciation in the value of the Company’s shares.

Q:	How will the Stock Splits affect the Company’s directors, executive officers and their affiliates?

A:
We expect that few, if any, of our directors, executive officers and their affiliates will be cashed out in the Stock Splits given their level of ownership of the Company’s shares.  The Stock Splits will have no material effect on such stockholders except that the total beneficial ownership of the Company’s common stock owned by such affiliated stockholders will increase slightly.  In addition, these stockholders will no longer be subject to the same reporting requirements after the Company deregisters as a reporting company under the Exchange Act.

Q:	How was the price of $13.47 in cash for each pre-split share determined?

A:
The Company has engaged the firm of Keller and Company to determine the price of $13.47 in cash for each pre-split share.  In connection with such determination, Keller and Company has issued a Fairness Opinion which is attached to this Proxy Statement as Exhibit A.

Q:	How will the Company pay the stockholders who will receive cash pursuant to the Stock Splits?

A:	The Company has sufficient capital to pay for all the fractional shares in connection with the Reverse Stock Split.

Q:	Why is 600 shares the “cutoff” number for determining which stockholders will be cashed out and which stockholders will remain as stockholders of PSFC?

A:
We estimate that a 600 share “cutoff” will result in approximately 165 stockholders of record, such stockholders owning approximately 93% of the issued and outstanding shares of the Company prior to the Stock Splits.  This reduced number of stockholders will permit us to deregister with the SEC and will provide a “cushion” to help ensure that the record number of stockholders does not increase again to over 300 in the foreseeable future.

Q:	Is there a limit on the number of shares PSFC will exchange for cash?

A:
PSFC has not set a limit on the number of shares it will exchange for cash.  However, the Board may, in its discretion, cancel the Special Meeting if it determines the Stock Splits are not in the best interests of PSFC, including if there is a change in the number of shares that will be exchanged for cash that would substantially increase the cost of the Stock Splits from what is currently anticipated.

Q:.	What happens if the Special Meeting is postponed or adjourned?

A:	Your proxy will be good and may be voted at the postponed or adjourned meeting. You will still be able to change or revoke your proxy until it is voted.

Q:	How will I know if PSFC decides to cancel the Special Meeting?

A:	The Board will promptly notify stockholders of the decision by mail and by announcement at the Special Meeting.

Q:	May I buy additional shares in order to remain a stockholder of PSFC?

A:
Yes.  As long as you are able to acquire a sufficient number of shares so that you are the registered owner of 600 or more shares prior to the Effective Date, your PSFC shares will not be cashed out in the Stock Splits.

Q:	What if I hold my shares in “street name”?

A:
The Stock Splits will be effected at the record holder level.  You will not be cashed out, even if you beneficially own fewer than 600 shares, if your nominee holds 600 or more shares in its name.  If you hold shares in “street name,” you should talk to your broker, nominee or agent to determine how the Stock Splits will affect you.

Q:	What is the recommendation of our Board of Directors regarding the proposal?

A:	Our Board of Directors has determined that the Stock Splits are advisable and in the best interests of PSFC's stockholders. Our Board has approved the Stock Splits and unanimously recommends that you vote “FOR” the amendments to the Certificate so the Stock Splits may be affected.

Q:	When are the Stock Splits expected to be completed?

A:
Our Special Meeting will be held on July 30, 2008.  We need to file the necessary amendments with the Delaware Secretary of State for the Stock Splits to become effective.  If the proposed amendments to our Certificate are approved at the Special Meeting, we expect the Stock Splits to be completed as soon as practicable thereafter.

Q:	What if the proposed Stock Splits are not completed?

A:	If the Stock Splits are not completed, we will continue our current operations, and we will continue to be subject to the reporting requirements of the SEC.

Q:	Who is entitled to vote at the Special Meeting?

A:
Holders of record of PSFC shares on the Record Date, June 3, 2008, are entitled to vote at the Special Meeting.  Each of our stockholders is entitled to one vote for each share owned on the Record Date.

Q:	What vote is required for our stockholders to approve the Stock Splits?

A:	The holders of a majority of the outstanding shares entitled to vote at the Special Meeting must vote “FOR” the Stock Splits.

Q:	What happens if I do not return my proxy card?

A:	Unless you vote in person, a failure to return your proxy card will have the same effect as voting against the Stock Splits.

Q:	Can I change my vote after I have mailed my proxy card?

A:
Yes.  You may revoke your proxy by either (i) submitting a new proxy with a later date or a written revocation so long as the new proxy or written revocation is received by the Company before the proxy is exercised, or (ii) attending the Special Meeting and voting in person or giving notice of revocation in open meeting before the proxy is exercised.

Q:	What do I need to do now?

A:
After reading and considering the information contained in this Proxy Statement, please vote your PSFC shares as soon as possible.  You may vote your shares by returning the enclosed proxy or by voting in person at the Special Meeting.  This Proxy Statement includes detailed information on how to cast your vote.  If your shares are held by a broker, your broker will vote your shares only if you provide instructions to your broker on how to vote.  You should instruct your broker on how to vote your shares using the voting instruction card provided by your broker.

Q:	Will I have appraisal or dissenters' rights in connection with the Stock Splits?

A:	No. Under Delaware law, you do not have appraisal or any other dissenters' rights whether or not you vote for the Stock Splits.

Q:	Should I send in my share certificates now?

A:	No. If the Stock Splits are approved, our transfer agent will send you written instructions in a letter of transmittal for exchanging your share certificates.

Q:	What are the tax consequences of the Stock Splits to me?

A:
If you receive cash in the Stock Splits because you are the registered owner of fewer than 600 PSFC shares, you will generally recognize gain or loss in an amount determined by the difference between the $13.47 cash you receive for each share and your adjusted tax basis per share in your surrendered shares.  There will be no tax consequences to you as a result of the Stock Splits if you are the registered owner of more than 600 PSFC shares or if your shares are held in the ESOP or registered in the name of a nominee that owns more than 600 PSFC shares.

Q:	If the Stock Splits are completed, what documents will PSFC continue to send to stockholders?

A:
We currently intend to continue to provide annual audited financial statements and proxy statements to our stockholders, although there is no requirement that we do so.  If provided, these documents will not be as detailed or extensive as the information we currently file with the SEC and deliver to stockholders.  Moreover, our current intention could change so that we would provide less or more information than currently contemplated.  As noted elsewhere, should we choose to make any information available from time to time, such a decision would be at our complete discretion and should in no way be interpreted to mean that the same type of information will be supplied in the future.

Q:	Who can help answer my questions?

A:	If you have questions about the Stock Splits, you should contact Douglas Stewart or Debra Geuy at (937) 492-6129.

PROPOSAL I—STOCK SPLITS

At the Special Meeting, you will be asked to consider and vote upon a proposal to (a) amend PSFC’s Certificate of Incorporation to change the number of issued and outstanding shares of PSFC by dividing the total issued and outstanding shares by 600 and to specify that each person who otherwise would be entitled to a fraction of a PSFC share will be paid an amount equal to $13.47 cash for each PSFC share held before the amendment to the Certificate, and (b) immediately thereafter, amend the Certificate to restore PSFC stockholders to the number of shares they had prior to the reverse stock split.  As a result of these Stock Splits, (a) each stockholder owning fewer than 600 shares of PSFC immediately before the Stock Splits will receive $13.47 in cash, without interest, for each PSFC common share owned by such stockholder immediately prior to the Stock Splits and will no longer be a stockholder of PSFC; and (b) each PSFC common share held by a stockholder owning 600 or more shares of PSFC immediately prior to the effective time of the Stock Splits will continue to hold the same number of shares after completion of the Stock Splits.  The proposed amendments to PSFC’s Certificate are attached as Exhibits B and C to this Proxy Statement.

If effected, the Stock Splits will enable PSFC to terminate its status as a public reporting company with the SEC.  It is anticipated that PSFC shares will continue subject to qualification requirements to trade on the OTC Bulletin Board.

The Board has determined that the Stock Splits are in the best interests of the Company and its stockholders and are fair to PSFC’s affiliated and unaffiliated stockholders, including Cashed Out Holders and Continuing Holders.  The Board unanimously recommends that the stockholders vote “FOR” the approval of the Stock Splits.

SPECIAL FACTORS

Purpose of and Reasons for the Stock Splits

The purpose of the reverse stock split is to terminate PSFC's status as a public reporting company with the SEC and thereby reduce the financial and managerial costs incurred by the Company with respect to such status.  The Board believes that the monetary expense and the burden to management incident to continued compliance with the Exchange Act imposed by the requirements found in the Sarbanes-Oxley Act significantly outweigh any material benefits derived from continued registration of the Company’s shares.  The Stock Splits will also serve as a source of liquidity for those stockholders who receive cash for their shares.  In addition, the Stock Splits will provide Cashed Out Holders with an opportunity to liquidate their shares without paying brokerage commissions or other transaction fees.

As a result of the reverse stock split and the repurchase of the resulting fractional shares from holders of fewer than 600 shares, we expect to have approximately 165 record holders of PSFC shares, which would enable us to terminate the registration of our shares under the Exchange Act.  If the Stock Splits are completed, we intend to file with the SEC a Form 15 to deregister the PSFC shares.  Upon the filing of the Form 15 and the deregistration of our shares, our obligation to file periodic and current reports under the Exchange Act will be immediately suspended.  Deregistration of our shares will be effective 90 days after filing of the Form 15.  Upon deregistration of our shares, our obligation to comply with the requirements of the proxy rules and to file proxy statements under Section 14 of the Exchange Act will also be terminated.  We will not be required to file periodic and current reports with the SEC in the future unless we subsequently file another registration statement under the Securities Act of 1933, as amended, or again have record holders of common shares in excess of 300.  In addition, we will not be required to comply with the requirements of the proxy rules and to file proxy statements under Section 14 of the Exchange Act until such time as we have more than 500 record holders of our common shares.

It is anticipated that, after the Stock Splits, PSFC shares will continue, subject to qualification, to trade on the OTC Bulletin Board.

The forward stock split is not necessary for PSFC to reduce the number of holders of PSFC shares and deregister the shares with the SEC.  The Board, however, feels it is in the best interest of PSFC and our stockholders to effect the 600-for-1 forward split immediately after the reverse stock split.  Without the forward split, PSFC shares would have an unusually high per share value, which would tend to further decrease the liquidity of PSFC shares.

Reduced Costs and Expenses.  We incur both direct and indirect costs to comply with the filing and reporting requirements imposed on us as a public reporting company.  As described below, these costs include, among other things, management's time spent preparing and reviewing our public filings and legal and accounting fees associated with the preparation and review of such filings.

Since our initial public offering in April 1997, we have incurred increasing costs as a result of being a public company.  Since the passage of the Sarbanes-Oxley Act in 2002, in particular, our public company expenses have increased significantly and will continue to do so if we remain subject to such requirements.

When the Sarbanes-Oxley Act was adopted, we realized that we would incur additional expenses as a result.  We did not choose to deregister in 2002, however, because much of the Act had yet to be implemented and the extent of the increased costs was then unknown.  Our compliance costs have increased to date due primarily to the implementation of the Sarbanes-Oxley Act and related SEC rules, and we expect these costs to increase further in the future.  Of particular concern is the pending internal control audit requirement imposed by Section 404 of the Sarbanes-Oxley Act, which is effective for PSFC in the 2008 fiscal year, which began July 1, 2007.  Although we have already begun preparations to comply with Section 404, we have asked our external auditors and consultants to stop all Section 404 work pending the outcome of the Special Meeting.  If the Stock Splits are not completed, we expect that our preparations to comply with Section 404 will result in additional one-time expenses estimated at $65,000, and significant increases in our annual audit expenses going forward.  For smaller publicly traded companies, such as PSFC, these costs represent a larger portion of our revenues than for larger public companies.

Not all of our reporting costs will be eliminated by deregistration, however.  We will continue to comply with all federal reporting requirements applicable to PSFC and the Association.  Also, we currently intend to continue to provide our stockholders with annual audited financial statements and proxy statements, although we are not required to do so, and may in the future decide not to do so.  If provided, these documents will not be as detailed or as extensive as those required of a public reporting company.

The Board believes that by deregistering our shares and suspending PSFC's periodic reporting obligations under the Exchange Act, we will realize recurring annual cost savings of approximately $121,000 in fees and expenses that we have historically incurred and additional expenses we expect to incur, including fees and expenses for compliance with the Sarbanes-Oxley Act and associated regulations.  In addition to the anticipated $121,000 annual cost savings, deregistration of our shares would also eliminate the estimated one-time cost of $65,000 for the initial implementation of internal controls necessary for compliance with Sarbanes-Oxley as well as the reallocation of approximately $56,000 of personnel expense to other areas of operation.  These estimated cost savings are described in greater detail below.

Estimated Cost Savings:

Historical costs:
Legal fees	$30,000
Audit fees	$25,000
Printing, mailing and filing costs	$24,000
Director and officer liability insurance	$2,000
Total historical costs	$81,000

Additional Section 404 audit fees:	$40,000

Total estimated annual cost savings	$121,000

One-time cost savings
Accounting and consulting fees	$50,000
Accounting Software	$15,000
One-time cost savings	$65,000

Estimated historical and additional personnel costs of approximately $56,000 not included in annual cost savings will be reallocated to other areas of operations as a result of deregistration of our shares.  There are no operating loss carryforwards anticipated in connection with the Stock Splits.

These estimated annual cost savings reflect, among other things: (i) a reduction in audit and related fees; (ii) a reduction in legal fees related to securities law compliance; (iii) the elimination of filing costs and expenses associated with electronically filing periodic reports and other documents (such as proxy statements) with the SEC on its EDGAR database; (iv) the lower printing and mailing costs attributable to the reduction in the number of stockholders and the reduced disclosure requirements; (v) the reduction in management time spent on compliance and disclosure matters attributable to our Exchange Act filings; (vi) the lower risk of liability that is associated with non-reporting company status and the expected decrease in premiums for directors' and officers' liability insurance; (vii) the audit savings and internal personal savings due to PSFC not being subject to the public company provisions of the Sarbanes-Oxley Act; (viii) the savings in fees charged by Registrar and Transfer Company, PSFC's transfer agent (the “Transfer Agent”), that are expected because of the reduction in the number of stockholder accounts to be handled by the Transfer Agent; and (ix) a reduction in direct miscellaneous clerical and other expenses.

In addition to the estimated annual cost savings, completion of the Stock Splits and deregistration of our shares would also result in one-time cost savings of approximately $65,000 because we would not incur additional consulting fees and software expense relating to the internal control audit requirements imposed by Section 404 of the Sarbanes-Oxley Act. Implementing Section 404 of the Sarbanes-Oxley Act would require compliance planning, assessment, documentation and testing, and a significant investment of time by the management and employees of PSFC and the Association.

The annual and non-recurring cost savings set forth above are only estimates.  The actual savings we realize from going private may be higher or lower than these estimates.  The estimates are based upon the (i) actual costs to us of the services and disbursements in each of the categories listed above that were reflected in our recent financial statements, and (ii) allocation to each category of management's estimates of the portion of the expenses and disbursements believed to be solely or primarily attributable to our public reporting company status.  In some instances, these cost savings expectations were based on verifiable assumptions.  For example, our auditing fees will be reduced if we cease to be a public reporting company due to the elimination of fees for interim review services and annual 10-KSB filings.  In addition, the costs associated with retaining legal counsel to assist us in complying with the Exchange Act reporting requirements will be eliminated if we no longer file reports with the SEC.

Operational Flexibility.  Another reason for the Stock Splits is the operational flexibility that deregistration would provide.  The Board believes that ceasing to be a public reporting company would enable management to focus more on PSFC's long-term growth without the burden of SEC reporting requirements and other aspects of being a public company.

Conclusion.  In light of the foregoing, the Board believes the benefits PSFC receives from maintaining its status as a public reporting company is substantially outweighed by the associated costs and expenses.  The Board believes that it is in PSFC's best interests to eliminate the administrative burden and costs associated with maintaining its status as a public reporting company.

Effects of the Stock Splits

The primary effect of the Stock Splits will be to reduce the number of record holders of PSFC shares from approximately 737 to approximately 165. Because we will have less than 300 record holders of PSFC shares, we will be able, and intend, to deregister our shares with the SEC under the Exchange Act.  After deregistration, PSFC shares will, subject to qualification, continue to trade on the OTS Bulletin Board.  The suspension of our reporting obligations under the Exchange Act may further reduce the existing limited trading market for PSFC shares.  After the deregistration of our shares, we will no longer be subject to the liability provisions of the Exchange Act that apply to public companies or the provisions of the Sarbanes-Oxley Act, including the requirement that PSFC's officers certify the accuracy of PSFC's financial statements.

Subject to the approval of the Stock Splits, immediately after giving effect to such Stock Splits, our authorized capital will remain at 4,000,000 shares of common stock, $0.01 par value.  The par value of the Common Stock will remain the same following consummation of the Stock Splits and we intend thereafter to consider all shares of Common Stock purchased by us from Cashed Out Holders as treasury stock.

Discussed below are some additional effects of the Stock Splits on certain persons or groups.  Please note that this discussion generally does not apply to Common Stock held in the PSFC Employee Stock Ownership Plan.

Effects on Cashed Out Holders.  Upon completion of the Stock Splits, Cashed Out Holders (i.e., holders of less than 600 PSFC shares immediately before the completion of the Stock Splits):

•	Will have their PSFC shares cancelled in exchange for the Cash Out Price instead of selling their shares at a time and for a price of their choosing;

•	Instead of receiving a fractional share, will receive cash, in a taxable transaction, equal to $13.47 for each PSFC share held immediately before the Stock Splits;

•	Will receive the Cash Out Price without paying brokerage commissions or other transaction fees;

•	Will no longer be a stockholder of PSFC and will not be able to participate in PSFC's future earnings or growth; and

•	Will receive no interest on cash payments owed to them by PSFC as a result of the Stock Splits.

For a discussion of the federal income tax consequences of the Stock Splits, please see the section of this Proxy Statement entitled “Stock Splits Proposal - Material Federal Income Tax Consequences.”

If you hold PSFC shares in “street name” through a nominee (such as a broker or bank or the PSFC Employee Stock Ownership Plan), the Stock Splits may not affect you the same as they do record holders.  PSFC intends for the Stock Splits to be affected at the record holder level.  This means that if your nominee owns of record more than 600 shares, you will not be cashed out even if you beneficially own less than 600 shares.  Stockholders holding shares in street name should contact their nominee to determine how the Stock Splits will affect them.

If you hold less than 600 PSFC shares, and you prefer to remain a PSFC stockholder after the Stock Splits, you may do so by taking one of the following actions far enough in advance so that it is complete prior to the Effective Date:

•
Purchase a sufficient number of additional shares, if available, on the open market and have them registered in your name and consolidated with your current record account, if you are a record holder, so that you hold at least 600 PSFC shares in your record account immediately before the Effective Date;

•
If your nominee owns more than 600 PSFC shares immediately prior to the Effective Date, you are not required to take any action to remain a stockholder of PSFC if you continue to hold your PSFC shares through your nominee on the Effective Date.  If your nominee owns less than 600 PSFC shares, you may acquire additional shares in your street name account, if available, in the open market.  Due to the limited market in PSFC shares, there is no assurance that you will be able to purchase enough shares to remain a stockholder of PSFC.  You should contact your nominee to determine how the Stock Splits will affect you.

•	If applicable, consolidate accounts in which you hold an interest so that you hold at least 600 PSFC shares in one record account immediately before the Stock Splits.

If you are a Cashed Out Holder, you will receive a letter of transmittal from us as soon as practicable after the Stock Splits are completed.  The letter of transmittal will contain instructions on how to surrender your existing share certificate(s) to the Transfer Agent for your cash payment.  You will not receive your cash payment until you surrender your outstanding share certificate(s) to the Transfer Agent, along with a completed and executed copy of the letter of transmittal.  DO NOT SEND YOUR SHARE CERTIFICATE(S) IN WITH YOUR PROXY. PLEASE WAIT UNTIL YOU RECEIVE YOUR LETTER OF TRANSMITTAL TO SURRENDER YOUR SHARE CERTIFICATE(S) TO THE TRANSFER AGENT.

Effects on Continuing Holders.  If the Stock Splits are completed, Continuing Holders (i.e., holders of 600 or more PSFC shares immediately before the Stock Splits):

•	Will hold the same number of shares before and after the Stock Splits;

•	Will not receive cash for any portion of their PSFC shares;

•	Will likely experience a further reduction in liquidity of PSFC shares;

•	Will experience a nominal increase in their respective ownership percentages of PSFC shares; and

•	Will have less access to information about PSFC.

PSFC shares are quoted on the OTC Bulletin Board and will continue to be quoted there if the Stock Splits occur.

Although we anticipate that a broker-dealer will sponsor our shares on the OTC Bulletin Board, there can be no assurance that any broker-dealer will be willing to continue to act as a market maker in our shares after the Stock Splits.

If you hold 600 or more PSFC shares and you prefer to be completely cashed out in connection with the Stock Splits, you may do so by selling enough PSFC shares in the open market so that you hold less than 600 PSFC shares as of the Effective Date.  Due to the limited market for PSFC shares, there is no assurance that you will be able to sell enough shares to reduce your holdings to less than 600 PSFC shares.  If you hold PSFC shares in “street name,” you should contact your nominee (such as your broker or bank) to determine how the Stock Splits will affect you.  If your nominee owns 600 or more PSFC shares but fewer than 600 shares are owned by you, you can ensure you are cashed out by transferring your PSFC shares into a record account with PSFC far enough in advance that the transfer is complete prior to the Effective Date.

Effects on PSFC Share Certificates.  In connection with the Stock Splits, our common shares will be identified by a new CUSIP number.  This new CUSIP number will appear on all share certificates issued after the Effective Date.  All shares certificates evidencing ownership of

PSFC shares outstanding prior to the Stock Splits will, after the Effective Date, be deemed to represent (a) for Cashed Out Holders, the right to receive $13.47 for each PSFC share being repurchased, and (b) for Continuing Holders, the right to receive a new share certificate with the new CUSIP number.  Do not send your share certificates to the Transfer Agent until you have received a letter of transmittal and have followed the instructions in that letter.

Effects on PSFC.  We intend to apply to the SEC on Form 15 to deregister our shares as soon as practicable after completion of the Stock Splits.  Upon the filing of the Form 15, our obligation to file periodic and current reports under the Exchange Act will be immediately suspended.  Deregistration of our shares will be effective 90 days after filing the Form 15.  Upon deregistration of our shares and for as long as we have fewer than 300 record stockholders, we will no longer be a public reporting company.  In addition, we will be relieved of the obligation to comply with the requirements of the proxy rules under Section 14 of the Exchange Act.  However, we will continue to be subject to the general anti-fraud provisions of federal and applicable state securities laws and we, both at our level and the level of our savings association subsidiary, will also continue to be subject to regulation by the Office of Thrift Supervision of the Department of the Treasury (the “OTS”).  In addition, our savings association subsidiary will remain subject to the jurisdiction of, and regulation by, the Federal Deposit Insurance Corporation (the “FDIC”).

As a result of the deregistration of our shares, we estimate that we will save approximately $121,000 in annual costs associated with being a public company, as well as an anticipated one time cost savings of $65,000 in expenses to comply with the internal controls audit requirements of Section 404 of the Sarbanes-Oxley Act.  We also anticipate the reallocation to other aspects of our operations of approximately $56,000 of personnel expense for time spent by management and employees associated with our SEC reporting activities and compliance with Sarbanes-Oxley.  These anticipated savings are discussed under the heading “Stock Splits Summary Terms Sheet – Purpose of and Reasons for the Stock Splits” above.

Although we will no longer be a public reporting company, we expect our business and operations, and the business and operations of the Association, to continue as they are presently conducted.  The executive officers and directors of PSFC and the Association will not change due to the Stock Splits.  The Association’s deposits will continue to be insured by the FDIC and we will continue to be regulated by the same bank regulatory agencies.  PSFC expects to realize time and cost savings as a result of terminating its public company status, and intends to invest those savings in other areas of its and the Association’s business operations. Other than as described in this Proxy Statement, neither PSFC, the Association nor their management has any current plans or proposals to do any of the following: effect any extraordinary corporate transaction (such as a merger, reorganization or liquidation); sell or transfer any material amount of PSFC or the Association’s assets; change the composition of the Board or management of PSFC or the Association; change materially PSFC's indebtedness or capitalization; change PSFC's dividend policy; or otherwise effect any material change in PSFC's corporate structure or business.

Currently, we have no plans to issue PSFC shares after the Stock Splits, other than pursuant to PSFC's 1998 Stock Option and Incentive Plan (the “Option Plan”) and its 1998 Management Recognition Plan (the “MRP”), but we reserve the right to do so at any time and from time to time at such prices and on such terms as the Board determines to be in PSFC's best interests.  If, in the future, the Board determines that the adoption of a new equity-based compensation plan would be beneficial to PSFC, it may, in its discretion and subject to law, adopt such a plan without stockholder approval.  The exercise of options or other similar awards granted under any newly adopted plan would reduce the ownership percentage of PSFC's stockholders at the time.  Holders of PSFC shares currently do not have, and will not have, any preemptive or other preferential rights to purchase any equity securities that we may issue in the future, unless such rights are specifically granted to such holders.

After the Stock Splits are completed, we may, from time to time, repurchase PSFC shares in privately negotiated sales or other transactions.  Whether or not we purchase shares in the future will depend on a number of factors, including PSFC's financial condition, operating results and available capital at the time.

Effect on Certain Business Combinations.  Our Certificate of Incorporation provides that at least 80% of the outstanding shares of voting stock must approve certain business combinations involving an “interested stockholder” or any affiliate of an “interested stockholder.”  An “interested stockholder” is generally a 10% or greater stockholder.  Notwithstanding, if a majority of directors not affiliated with the interested stockholder approves the business combination or certain pricing and disclosure criteria are satisfied, a majority vote of the outstanding shares is sufficient to approve such a business combination.  These provisions will remain applicable to PSFC following the Stock Splits.

Effects on Rights of PSFC Shares.  The rights associated with PSFC shares will be unaffected by the Stock Splits, and there will be no changes with respect to dividend, voting, liquidation or other rights associated with the shares.  The PSFC Shares acquired by PSFC in the Stock Splits will be held in PSFC's treasury.

Effects on ESOP.  The trustee of the PSFC Employee Stock Ownership Plan (the "ESOP") is required to obtain independent appraisals at least annually to value the PSFC shares held by the ESOP trust.  In addition, as required by law, ESOP participants and beneficiaries who receive distributions from their ESOP accounts in the form of PSFC stock will have a "put option" that permits them, under certain circumstances and in accordance with specific rules, to require PSFC to repurchase at fair value the ESOP shares distributed to them.

Effects on PSFC's Executive Officers, Directors and Affiliates.  In addition to the effects of the Stock Splits on stockholders generally, if we complete the Stock Splits and deregister, our affiliates, consisting of our executive officers, directors and any stockholders who own more than ten percent (10%) of PSFC shares, will be relieved from complying with the stock ownership reporting requirements and “short swing profit” trading restrictions under Section 16 of the Exchange Act, as well as many of the provisions of the Sarbanes-Oxley Act.  Our affiliates will also lose the ability to dispose of their PSFC shares pursuant to Rule 144 under the Securities Act of 1933, as amended (the “Securities Act”).

Additionally, once the Form 15 is filed with the SEC, the Company will no longer be subject to the periodic reporting requirements or the proxy rules under the Exchange Act.  As such, information about our directors’ and officers’ compensation and share ownership will no longer be publicly available.

As is more thoroughly discussed under the heading “Stock Splits Proposal – Description and Interest of Certain Persons in Matters to be Acted Upon,” we expect that upon the completion of the Stock Splits, our executive officers and directors will own approximately 21.0% of the then outstanding PSFC shares, as compared to approximately 19.5% of the shares outstanding immediately prior to the Stock Splits.

Alternatives to the Stock Splits

In making its determination to proceed with the Stock Splits, the Board considered the feasibility of the alternative transactions described below.  The Board did not investigate the potential costs of the transactions listed below because it determined that they either had no certainty of sufficiently reducing the number of PSFC's stockholders or had other features, such as triggering dissenters' rights, which could possibly add to the expense and the uncertainty of the transaction.

Issuer Tender Offer.  The Board considered the feasibility of an issuer tender offer to repurchase PSFC shares.  The primary disadvantage of this type of transaction is that, due to its voluntary nature, we would have no assurance that enough PSFC shares would be tendered to sufficiently reduce the number of PSFC's stockholders.  In addition, the rules governing tender offers require equal treatment of all stockholders, including pro rata acceptance of offers from stockholders.  These requirements make it difficult to ensure that we would be able to reduce the number of record holders of PSFC shares enough (i.e., below the 300 stockholder level) to permit us to deregister the PSFC shares, potentially resulting in our incurring the expense of repurchasing numerous shares and still being unable to deregister.  As a result of these disadvantages, the Board determined not to pursue this alternative.

Odd-Lot Tender Offer.  Another option considered by the Board was an odd-lot tender offer.  In an odd-lot tender offer, we would offer to repurchase, at a designated price per share, PSFC shares held by any holder of less than 100 shares.  Unlike general tender offers, which require PSFC to permit all stockholders to participate equally, there is an exception for tender offers to holders of less than 100 shares.  As with the issuer tender offer alternative described above, due to the voluntary nature of an odd-lot tender offer, there is no assurance that we could sufficiently reduce our number of stockholders to enable us to deregister.  As a result, the Board rejected this alternative.

Traditional Stock Repurchase Program.  The Board also considered a plan whereby PSFC would periodically repurchase PSFC shares on the open market at market prices.  The Board rejected this type of transaction since repurchasing enough shares in this manner to enable us to deregister our shares would likely take an extended period of time, have no assurance of success and be of undeterminable cost.

Reorganization Through A Cash Out Merger.  The alternative available to the Board which was most similar to the Stock Splits was coordinating a merger with a shell corporation and reissuing stock to the stockholders of the newly merged entity.  The share exchange would be such that stockholders owning less than 400 PSFC shares prior to the merger would be cashed out, and stockholders owning more than 400 shares would become stockholders in the newly merged entity.  The Board of Directors concluded that the Stock Splits were a better alternative since they (i) do not require the formation of a new entity, (ii) allow PSFC to avoid the regulatory issues and approvals associated with the merger of PSFC into another corporation, and (iii) do not trigger dissenters' rights as a cash out merger would.

Sale of PSFC.  The Board recognized that a sale of PSFC was an available option, but the Board is attempting to achieve the limited goal of eliminating our public company expenses.  A sale of PSFC would go well beyond achieving this limited purpose.  Our focus on serving our community and our local customer base has enabled us to grow steadily and increase stockholder value.  The Board does not believe that it is time to abandon this model and is instead seeking to reduce costs and the burden of being a public company to enable us to further pursue this focus and remain independent.

Maintaining the Status Quo.  The Board considered maintaining the status quo.  In that case, we would continue to incur the expenses of being a public reporting company without enjoying the benefits traditionally associated with public company status.  The Board believes that maintaining the status quo is not in the best interests of PSFC and its stockholders and rejected this alternative.

Fairness of the Stock Splits

The Board believes that the Stock Splits are substantively and procedurally fair to affiliated and unaffiliated stockholders, including Cashed Out Holders and Continuing Holders. After consideration of all aspects of the Stock Splits, as described below, the directors unanimously approved the Stock Splits.  Except for such approval, we are not aware that any of PSFC's executive officers, directors or affiliates has made a recommendation either in support of or opposed to the Stock Splits.

Affiliated and unaffiliated stockholders will be treated the same in the Stock Splits.  The only factor affecting whether a stockholder will be cashed out or will remain a stockholder of PSFC is the number of shares held by the stockholder.  As a result, the Stock Splits are not structured so that approval of at least a majority of unaffiliated stockholders is required.  In determining not to seek such approval, the Board was aware that PSFC's executive officers and directors, who together own approximately 19.5% of the PSFC shares outstanding and entitled to vote at the Special Meeting, have indicated that they will vote all shares for which they have or share the power to vote in favor of the Stock Splits.

The Board, except for Douglas Stewart, is comprised of independent directors and, although all of the directors own PSFC shares, the 600 share threshold was determined without regard to their share ownership.  As this was the sole potential conflict of interest and the directors will be treated identically to all other stockholders in the Stock Splits, the Board did not feel that the additional protections that may be afforded by an independent committee would be significant.  Accordingly, no independent committee of the Board has reviewed the fairness of the Stock Splits.

Additionally, the Board chose to not retain an unaffiliated representative to act solely on behalf of the stockholders for the purpose of negotiating the terms of the Stock Splits or preparing a report covering the fairness of the Stock Splits nor has the Board chosen to provide unaffiliated stockholders with independent counsel with respect to the fairness of the Stock Splits.  We have not made any provision in connection with the Stock Splits to grant unaffiliated stockholders access to our corporate files or to obtain counsel or appraisal services at our expense.  The Board views (i) the Fairness Opinion, (ii) the need to obtain the affirmative vote of the holders of at least a majority of the outstanding PSFC Shares, and (iii) the other matters discussed in this Proxy Statement as affording adequate procedural safeguards to unaffiliated stockholders without the additional expense of multiple financial or legal advisors.  With respect to unaffiliated stockholders' access to our corporate files, the Board determined that this Proxy Statement, together with our other filings with the SEC, provide adequate information for unaffiliated stockholders to make an informed decision with respect to the Stock Splits.  The Board also considered the fact that under Delaware law, subject to certain conditions, stockholders have the right to review our relevant books and records.

In analyzing the entirety of the Stock Splits, the Board determined that $13.47 per share represented fair consideration to the unaffiliated Cashed Out Holders.  The Board also determined that $13.47, although fair to unaffiliated Cashed Out Holders, was not so high as to be unfair to the unaffiliated Continuing Holders.  In reaching this determination, the Board concluded that any of the premiums quantified below in “—Significant Cost and Time Savings” are justified because Cashed Out Holders will forfeit their right to sell their shares at a time and for a price of their choosing, and not be given the opportunity to benefit from the projected cost savings anticipated as a result of the Stock Splits.  At the same time, the Board determined that no premium indicated above is so high as to be unfair to the unaffiliated Continuing Holders, who will have the opportunity to benefit from the anticipated cost savings related to going private.  Finally, the Stock Splits also provide unaffiliated Cashed Out Holders with an opportunity to liquidate their shares without paying brokerage commissions or other transaction fees.  Consequently, based on the valuation and historical prices described above, the Board concluded that a Cash Out Price of $13.47 per share would be fair to unaffiliated Cashed Out Holders and unaffiliated Continuing Holders.

Other than the deliberations of the Board, no “negotiations” regarding the Stock Splits occurred, and the Board decided the method to be used and the split ratio based solely on what it believed would be the most effective and efficient way to reduce the number of stockholders below 300.

In determining the fairness of the Stock Splits, the Board considered the factors discussed below.  The Board believes that the Stock Splits are substantively fair to PSFC's stockholders in light of these factors, taken together with the disadvantages also discussed below.  The Board did not assign specific weight to the following factors in a formulaic fashion, but did place emphasis on the significant cost and time savings PSFC is expected to realize from deregistration of its shares and the opportunity for unaffiliated holders of PSFC Shares to sell their shares at a premium, without brokerage fees or commissions.

Significant Cost and Time Savings.  By deregistering the PSFC shares and suspending our reporting obligations under the Exchange Act, we expect to realize recurring annual cost savings of approximately $121,000 and non-recurring savings of approximately $65,000 in consulting fees that we would otherwise expect to incur due to compliance with the internal controls audit requirements of Section 404 of the Sarbanes-Oxley Act.  In addition, we will be able to reallocate personnel to other areas of operations.  We estimate that approximately $56,000 of our annual personnel expense is for time spent by our management to prepare and review our reports required to be filed with the SEC under the Exchange Act. Please see the section entitled “Special Factors – Purpose of and Reasons for the Stock Splits” for more information about these cost savings.

The Cash Out Price of $13.47 per PSFC share represents (i) a premium of 13.96% over the average closing price of PSFC shares over the 30 trading days prior to and including February 19, 2008, which was $11.82 per share, (ii) a premium of 4.34% over the average closing price of PSFC shares over the 15 trading days prior to and including February 19, 2008, which was $12.91 per share, and (iii) a premium of 7.76% over the closing price of PSFC shares on February 19, 2008, which was $12.50 per share.

The Board reviewed the proposal made by Keller & Company that $13.47 per share be established as the Cash Out Price. In reviewing this proposal, the Board took into consideration that, historically, the market for PSFC shares has not been very liquid. Over the past few years, the liquidity of PSFC shares has steadily decreased, as evidenced by an average trading volume in calendar 2007 of only 382 shares per day, down from 525 shares per day in calendar 2006.

The Board, in the exercise of its business judgment, approved $13.47 as the Cash Out Price for the PSFC shares because it represented fair consideration at a premium to the current and historical market prices of our shares without being so high as to be unfair to the Continuing Holders.  The Board determined that the Stock Splits are fair in part because they provide Cashed Out Holders with an opportunity to liquidate their PSFC shares without paying brokerage commissions or other transaction fees.

While performing its analysis for the Fairness Opinion, Keller & Company selected the valuation analyses it deemed most relevant based on its knowledge of PSFC and PSFC's expressed intent to continue as an operating entity and not liquidate.  Please see the section entitled “Opinion of Keller & Company” for a discussion of these analyses.

Net Book Value.  The Board believes that PSFC's net book value per share does not properly reflect our earnings stream and cash flow, two factors it considers critical for a meaningful valuation of the PSFC shares.  Net book value is based upon the historical cost of a company's assets and ignores the value of a company as a going concern.  The value of items such as a positive business reputation, a trained workforce and established customer accounts are ignored in computing net book value.  The Board believes that the proper valuation of PSFC should be based on our historical and prospective operating performance and Keller & Company's analysis was based upon this premise.  As set forth in greater detail in the section of this Proxy Statement entitled “Financial Information - Summary Historical Financial Information,” our book value per share as of December 31, 2007 was $11.65.  The Board believes that the valuation of PSFC shares, as determined by Keller & Company, as well as the market price of our shares on February 19, 2008 of $12.50 per share, is significantly greater than our book value per share.

Liquidation Value.  In determining the fairness of the Cash Out Price, the Board did not view PSFC's liquidation value as representative of the value of our shares.  Most of PSFC's (and the Association’s) assets are financial assets, and their liquidation value roughly approximates their book value.  If the Association’s assets were sold in an orderly liquidation, some of the Association’s loans and deposits may be sold at a slight premium over book value, but other assets may be sold at a discount.  Also, as a result of the liquidation process, we would incur greater legal fees, costs of sale and other expenses of the liquidation process.  As a result, the Board believes that our liquidation value would be less than the current trading price of PSFC shares.

Going Concern Value.  The Board also reviewed and considered the valuation of our shares as a going concern.  As part of its review, the Board considered Keller & Company's analysis regarding our peer groups and the comparison of our key pricing ratios compared to those of our peer groups.  This analysis is discussed later in this Proxy Statement under the heading “Opinion of Keller & Company - Public Comparables Analysis.”  The Board reviewed and adopted Keller & Company's analysis, which reflects that our pricing ratios are consistently higher than our peer groups.  Based on that analysis and our ongoing operations, the Board determined that our trading price generally reflected the value of PSFC shares on a going concern basis.

Equal Treatment of Affiliated and Unaffiliated Holders of PSFC Shares.  The stock splits will not affect holders of PSFC shares differently on the basis of affiliate status.  The sole determining factor in whether a stockholder will be a Cashed Out Holder or Continuing Holder as a result of the Stock Splits is the number of PSFC shares held by the stockholder immediately prior to the Stock Splits.  Please see the section entitled “Stock Splits Proposal - Summary and Structure” for more information.

Potential Ability to Control Decision to Remain a Holder of or Liquidate the Company’s Shares.  Another factor the Board considered in determining the procedural fairness of the Stock Splits to the Company’s stockholders is that current holders of fewer than 600 shares can remain stockholders of the Company by acquiring additional shares so that they own at least 600 shares immediately before the Stock Splits.  Conversely, stockholders that own 600 or more shares and desire to liquidate their shares in connection with the Stock Splits (at the price offered by the Company) can reduce their holdings to less than 600 shares by selling shares prior to the Stock Splits.  The Board did not place undue influence on this factor, however, because of the limited trading market for the Company’s shares on the Over-the-Counter Bulletin Board.  The Board believes that this factor supports the procedural fairness of the Stock Splits to both unaffiliated Cashed Out Holders and unaffiliated Continuing Holders because these groups can take steps to control how they are treated in the Stock Splits by purchasing or selling shares, as applicable.  Please see the section entitled “Special Factors - Effects of the Stock Splits.”

Minimum Effect on Voting Power.  The Stock Splits will have minimum effect on the voting power of PSFC's stockholders.  The PSFC shares are the only voting shares of PSFC and will continue to be the only voting shares after the Stock Splits.  The voting and other rights of PSFC shares will not be affected by the Stock Splits.  The only effect of the Stock Splits on PSFC's voting power will be a small change in the overall ownership percentage of the Continuing Holders.

The Company currently has 1,361,048 common shares issued and outstanding.  Of this amount, the Company expects to repurchase an estimated 95,730 common shares in connection with the Stock Splits, which represents approximately 7.0% of the Company’s current number of outstanding shares.  As a result, the ownership percentage of each common share held by a Continuing Holder will increase nominally, and the ownership percentage of a particular Continuing Holder will increase depending on the respective number of shares held thereby.  The

Board believes that this factor supports the fairness of the transaction to the unaffiliated Continuing Holders because the percentage increase in their respective voting power is determined on a pro rata basis.  The Board did not assign any weight to this factor in determining the fairness of the Stock Splits to the unaffiliated Cashed Out Holders.

No Material Change in Ownership Percentage of Executive Officers and Directors.  Since only an estimated 95,730 out of 1,361,048 outstanding PSFC shares will be eliminated as a result of the Stock Splits, the percentage ownership of the Continuing Holders will be approximately the same as it was prior to the Stock Splits.  For example, the executive officers and directors of PSFC and the Association currently beneficially own approximately 25.1% of the outstanding PSFC shares (including options to purchase PSFC shares), and will beneficially own approximately 26.9% of the outstanding PSFC shares following the Stock Splits (including options to purchase PSFC shares).  All of PSFC's directors and executive officers currently have 265,569 shares, and will remain stockholders of PSFC after completion of the Stock Splits. Please see the section entitled “Stock Splits Proposal – Description and Interest of Certain Persons in Matters to be Acted Upon.”

Reduced Expenses from Administering Small Accounts.  The Stock Splits will reduce expenses related to administering small stockholder accounts.  As of the Record Date, we estimate that we had approximately 572 record stockholders that held fewer than 600 shares.  These stockholders hold approximately 95,730, or 7.0%, of our outstanding shares but represent approximately 77.6% of our total number of record holders.  As a result, a disproportionate amount of our expense relating to the administration of stockholder accounts is attributable to stockholders holding less than 7.0% of our issued and outstanding shares.  The Board viewed this factor as supporting the determination of fairness to unaffiliated Continuing Holders because they will benefit from these reduced expenses going forward.  The Board did not view this factor as relevant in determining the fairness of the Stock Splits to unaffiliated Cashed Out Holders.

Effective Use of Excess Capital.  The Stock Splits will provide a valuable use of our excess capital.  The Board believes that this supports the fairness of the Stock Splits to unaffiliated Continuing Holders because the Stock Splits will enable us to effectively use a portion of our excess capital to reduce the number of our outstanding shares, increasing the value of the Company’s shares held by unaffiliated Continuing Holders through anticipated improvements in return on equity and earnings per share and the potential for increased dividends as a result of fewer outstanding shares.  The Board did not view this factor as relevant in determining the fairness of the Stock Splits to unaffiliated Cashed Out Holders.

Other Procedural Fairness Protections.  In determining not to seek any additional or separate approval by the Company’s unaffiliated stockholders, the Board acknowledged that unaffiliated Continuing Holders and unaffiliated Cashed Out Holders collectively control approximately 73.5% and 7.0% of the Company’s shares entitled to vote at the Special Meeting, respectively.  Given the aggregate ownership of the Company’s unaffiliated stockholders, the Board determined that no separate approval requirements were necessary for the protection of their interests.  In addition, our executive officers and directors control approximately 19.5% of our shares entitled to vote at the Special Meeting.  Because affiliated and unaffiliated stockholders will be treated equally in the Stock Splits, if separate approval of unaffiliated stockholders were required, our affiliated stockholders would receive lesser voting rights than unaffiliated stockholders solely on the basis of their affiliate status even though they will receive no additional benefits or different treatment in the Stock Splits.  The Board also determined that structuring the Stock Splits to require the separate approval of only unaffiliated Cashed Out Holders would provide those holders with undue control over the outcome of the Stock Splits relative to the unaffiliated Continuing Holders who own a much greater percentage of the Company.

In addition, as currently structured, stockholders representing approximately 93% of the issued and outstanding shares of the Company prior to the Stock Splits will remain stockholders of the Company after the Stock Splits are effected, allowing such stockholders to continue to hold an equity interest in the Company and to continue to have the opportunity to participate in any future growth and earnings, including any future sale or change in control of the Company.  The Board viewed this factor as supporting its determination of fairness because stockholders holding the substantial majority of the equity interest in the Company will not be forced to involuntarily liquidate their equity interest in the Company.

Finally, at any time after June 3, 2008, a Cashed Out Holder may reacquire an equity interest in the Company by acquiring new shares in the open market.  However, because the market for the Company’s common stock is not heavily traded, there can be no assurance that all Cashed Out Holders who wish to reacquire more shares will be able to find shares available for sale at desirable prices.   The Board therefore recognized that the lack of liquidity in the market for the Company’s stock, and the particular financial circumstances of the shareholder, could in some circumstances make this alternative infeasible or undesirable.  On balance, the Board viewed this right of a Cashed Out Holder to reacquire shares of the Company as a neutral factor.

Other Factors.  Although potentially relevant to a determination of fairness of the Stock Splits, the factors listed below are, for the reasons given, not applicable to PSFC, and were not considered by the Board for this reason.

•
Firm Offers.  No firm offers to purchase PSFC have been made during the past two calendar years or during the current calendar year.  We have not received any firm offers to purchase PSFC and the Board did not seek out any such offers.  The Board believes that a sale of PSFC is not in our best interests or the best interests of our stockholders, customers, employees or community at this time.

•	Prior Public Offerings. We have not made any underwritten public offering of our shares or any other securities since our initial public offering in 1997.

•
Merger, Consolidation or Other Extraordinary Transaction. We have not engaged in a merger or consolidation with another company or in any other extraordinary transaction, such as the sale or other transfer of all, or a substantial part, of our assets, during the past two calendar years or during the current calendar year.

•	Securities Purchases. There have not been any purchases of our shares that would enable the holder to exercise control of PSFC.

In summary, the Board determined that the steps not taken as discussed above would be costly and would not provide any meaningful additional benefits, and were not necessary to ensure the fairness of the Stock Splits.  The Board noted that the financial advisor engaged by

PSFC considered and rendered its opinion as to the fairness of the Cash Out Price, from a financial point of view, to PSFC's stockholders.

Disadvantages of the Stock Splits

Potential Reduction of Market for PSFC Shares.  After the completion of the Stock Splits and the deregistration of our shares, certain information we routinely provide our stockholders and file with the SEC will no longer be available.  As a result, we anticipate that the public market for PSFC shares may be reduced.

Possible Decline in Price of the PSFC Shares.  After the completion of the Stock Splits, the liquidity of our shares may be reduced.  In addition, the lack of publicly available financial and other information about PSFC as discussed above and the diminished opportunity for PSFC's stockholders to monitor PSFC's management due to the reduced availability of public information may cause the Continuing Holders to experience a decrease in the price at which they may sell their shares. Please see “Special Factors - Disadvantages of the Stock Splits - Potential Reduction of Market for PSFC Shares” and “Special Factors - Disadvantages of the Stock Splits - Reduction of Publicly Available Information about PSFC.”

Reduction of Publicly Available Information About PSFC.  After deregistration of PSFC shares under the Exchange Act, information regarding our operations and financial results that is currently available to the general public and our investors (such as that provided on SEC Form 10-K, Form 10-Q, and Form 8-K) will not be readily available after deregistration, and investors seeking information about us will have to contact us directly to receive such information.  Certain financial information regarding both the Company and the Association will, however, continue to be available over the internet by virtue of reports periodically filed with their respective bank regulatory agencies, but this information is not comparable in scope to the information filed by the Company as an SEC registered company.  Such reports containing financial information about the Company and/or the Association include the Quarterly Thrift Financial Report that the Association is required to prepare and presents the financial condition and results of operations of the Association on a consolidated basis in accordance with US generally accepted accounting principles (“GAAP”).

The Company does not intend to make any of this information available over its internet website at this time, and, following the Stock Splits, the Company will no longer have any obligation to publicly report material events or transactions on a current basis.

We may or may not provide investors with requested information that we are not required by law to provide.  The Stock Splits will not affect the right of the Continuing Holders under Delaware law to obtain certain information from PSFC. Under Delaware law, there is a right to make a written request to inspect certain books and records for any purpose reasonably related to the person's interest as a stockholder.  The Board believes that the overall benefits to PSFC of no longer being a public reporting company substantially outweigh the disadvantages associated with a lack of publicly available information about PSFC.  Please see the section entitled “Special Factors - Effects of the Stock Splits.”

Sarbanes-Oxley Act and Other Reporting and Disclosure Provisions Will No Longer Apply to PSFC.  After the completion of the Stock Splits and the deregistration of our shares, we will no longer be subject to the provisions of the Sarbanes-Oxley Act or the liability provisions of the Exchange Act that apply to public companies, including the requirement that the chief executive officer and the chief financial officer certify the accuracy of the financial statements contained in our Exchange Act filings.

PSFC Will No Longer Have the Potential Benefits Normally Associated with Public Reporting Company Status.  Another potential disadvantage of the Stock Splits is that we will no longer have the benefits normally associated with being a public reporting company, such as better access to the capital markets for issuances of securities.  We would still have access to capital markets, but if we were to conduct a public offering of PSFC shares or other securities, we would have to again become a reporting company, and the expenses that we are seeking to eliminate would then be reinstated.  We believe that the cost savings of deregistration outweighs the drawbacks of losing more ready access to the capital markets.  We have historically had excess capital and have not needed to obtain financing through public offerings.  We have not issued PSFC shares or any other securities in a public offering since our initial public offering in 1997, and we do not presently foresee any need to do so.

Another advantage of being a public company is using company stock, as opposed to cash or other consideration, to effect acquisitions.  The opportunities for companies our size to acquire other businesses using stock are limited.  We have not previously completed an acquisition using stock and, given the limited opportunities for such acquisitions, it is uncertain that would be able to do so in the future.

Cashed Out Holders will not Participate in Future Increases in Value of PSFC Shares or Payments of Dividends.  Following the Stock Splits, Cashed Out Holders will have no further financial interest in PSFC and will not have the opportunity to participate in the potential appreciation in the value of, or the payment of dividends on, PSFC shares unless they buy additional shares on the open market.

Cashed Out Holders do not Possess the Voting Power to Prevent the Stock Splits.  Under Delaware law and the Company’s Certificate and Code of Regulations, the affirmative vote of at least a majority of the issued and outstanding shares of the Company as of the Record Date is necessary to approve the Stock Splits.  Cashed Out Holders currently own in the aggregate approximately 7% of the Company’s outstanding common shares.  Consequently, the aggregate voting power of the Cashed Out Holders is not sufficient to allow them to collectively determine the outcome of the Stock Splits proposal.

Cashed Out Holders do not Possess Dissenters’ Rights of Appraisal.  Stockholders who vote against the Stock Splits do not have appraisal or dissenters rights under Delaware Law or under the Company’s Certificate or Code of Regulations.

Tax Consequences.  A potential disadvantage to stockholders receiving cash in the Stock Splits includes the tax consequences described below in “Stock Splits Proposal – Material Federal Income Tax Consequences.”

Reporting Obligations of Certain Insiders.  Pursuant to Section 16(a) of the Exchange Act, directors, officers, and 10% stockholders of companies who have shares registered under the Exchange Act are required to report changes in their respective beneficial ownership of such shares to the SEC.  Such insiders are required to file an initial Form 3 showing their respective beneficial holdings within 10 days after becoming subject to Section 16(a).  Thereafter, a reporting insider is generally required to file a report on Form 4 within two business days following most acquisitions and dispositions by the insider of company shares.  As a related deterrent to improper trading on inside information, insiders are also subject to the so-called short-swing profit disgorgement requirements of the Exchange Act.  In general, these requirements mandate the disgorgement by an insider of any paper profit realized on a purchase and a sale of company stock which each occur within a six-month period.  Transactions are generally paired so as to match the lowest purchase price and the highest sale price within the six-month period, thus extracting the maximum “profit” from the insider on the transaction or transactions.  If the company declines to press a claim for disgorgement, a claim for recovery of profit may be asserted by any stockholder on behalf of the company.

Financing, Source of Funds and Expenses

           It is expected that the entire $1,289,500 necessary to pay the Cash Out Price to the Cashed Out Holders will come from working capital of the Company.  In addition to the Cash Out Price described above, the Company will also pay all of the expenses related to the Stock Splits.  See “MEETING AND VOTING INFORMATION – Solicitation and Costs” for the Company’s estimates of the costs related to the Stock Splits.

Conclusion

The Board believes that all of the factors mentioned above, both favorable and unfavorable, when viewed together support a conclusion that the Stock Splits are fair to all PSFC stockholders, including the Cashed Out Holders and Continuing Holders.

STOCK SPLITS PROPOSAL

Background of PSFC and Peoples Federal Savings and Loan

PSFC is a savings and loan holding company incorporated in Delaware.  PSFC owns all of the shares of the Association and has done so since the Company’s conversion from mutual to stock form in 1997.  The Association is a savings association principally engaged in the business of making first and second mortgage loans secured by 1- to 4-family residential real estate located in the Association’s primary lending area in Sidney, Ohio.  The Association also originates loans for the construction of residential real estate and loans secured by multifamily real estate, commercial loans and consumer loans.  The Association conducts business from its main office and separate drive-thru facility in Sidney, Ohio, and three full-service branches in Sidney, Anna, and Jackson Center, Ohio.  The Association’s primary lending area consists of Shelby County, Ohio, and adjacent counties.

PSFC is subject to examination by the Office of Thrift Supervision (the “OTS”) and the Securities and Exchange Commission.  The Association is subject to examination by the OTS and the Federal Deposit Insurance Corporation.  PSFC’s principal offices are located at 101 East Court Street, Sidney, Ohio  45365, and its main telephone number is (937) 492-6129.

Description of Capital Stock

The only class of presently issued and outstanding equity securities of the Company is our common stock.  The Company is authorized to issue 4,000,000 shares of common stock, $0.01 par value.  Each share of our common stock has equal voting rights, preferences and privileges.  As of June 3, 2008, the Company had approximately 1,361,048 shares of its common stock issued and outstanding, held by approximately 737 stockholders of record.  Holders of the stock have one vote for each share held of record on all matters submitted to a shareholder vote, and are entitled to receive ratably such dividends, if any, declared by the Board out of funds legally available for the payment of dividends.  In the event of a liquidation, dissolution or winding up, holders of the stock are entitled to share pro rata in all assets remaining after payment of liabilities.  Holders of the stock have no preemptive, subscription or redemption rights and no right to convert the stock into any other securities.  Holders are determined on the basis of ownership.  Each entity that owns one or more shares is considered to be a holder.  Holders can be individuals, partnerships, corporations, trusts, or any entity that can legally hold assets.  Two or more individuals together can also be a holder, such as a husband and wife or a parent and child.  A broker who holds shares for individuals or entities in “street name” is considered to be one shareholder.

Background of the Stock Splits

PSFC became an SEC reporting company in 1997 in connection with the mutual-to-stock conversion of the Association.  The conversion was governed by OTS regulations.  One of the most significant features of the OTS conversion regulations was the process to determine how much stock would be offered in the conversion.  PSFC, like many companies which converted in the 1990s, was required to raise more capital than would have been desirable had the Board been able to choose the amount of capital to raise.  Another aspect of the OTS regulations which affected PSFC’s early existence as a public company included the requirement that converted companies remain Exchange Act reporting companies for at least three years after the conversion.

PSFC utilized stock repurchases and capital distributions as the principal means of deploying its excess capital.  Since becoming a public company in 1997, PSFC has paid regular dividends totaling $4.775 per share.  PSFC paid a return of capital in June 1998 of $3.99 per share and has also paid special dividends annually since November 2002 amounting to a total of $0.545 per share.

Congress’s passage of the Sarbanes Oxley Act in 2002 ushered in a wave of corporate reforms that have increased PSFC’s expense as a public company without enhancing, from an operations perspective in the Board’s view, the benefits of being a public company.  In anticipation of the adoption of the regulations implementing the Sarbanes-Oxley Act, the Board became concerned about the additional expenses PSFC would incur in complying with the new regulations.

The first meeting where the expense related to Sarbanes-Oxley compliance was discussed was on July 15, 2004.  At that meeting, the Board, with all members in attendance, approved the attendance of Mr. Martin and Mr. Kerber (then chairman of the Audit Committee) at an upcoming seminar sponsored by the Crowe Chizek and Company LLC and the Ohio Society of CPAs (the “Accounting Seminar”) relating to compliance with Section 404 of the Sarbanes Oxley Act (“Section 404”).  The Board approved the attendance of Mr. Martin and Mr. Kerber at the Accounting Seminar.  Also, at the same meeting, the Board held a short meeting regarding a recent visit by an investment banker, Harold Hanley of Keefe, Bruyette and Woods with particular emphasis on Section 404 compliance.  It was noted at that meeting that, as of that date, there were 830 stockholders but 216 stockholders held 100 shares or less.

At the August 26, 2004, meeting of the Board, Mr. Kerber and Mr. Martin discussed their attendance at the Accounting Seminar.  It was noted by them that the topics covered included audit committee requirements, internal controls issues related to Sarbanes Oxley compliance and documentation requirements.  It was noted at that time that PSFC would need to be in compliance by 2006.  All directors were in attendance.

At the March 10, 2005, the Board, with all attending, discussed the possibility of terminating PSFC’s stock registration by deregistering.  Taking this action would allow the Company to avoid rising audit costs related to Section 404 compliance.  In order for this to be accomplished, the number of stockholders would have to be reduced to less than 300.  Methods for reducing the number of stockholders, including the possibility of a reverse stock split, were discussed.  No formal action was taken, however, and it was noted that the company’s deadline for compliance with Section 404 of had been extended to June 2007.

On March 24, 2005, the Board met and discussed a proposal submitted by Clark, Schaffer Consulting LLC regarding compliance with Section 404 and the company’s audit of internal controls.  Their estimate of fees was between $100,000 and $120,000 plus travel and expenses.  The scope of the audit proposed by Clark, Schaffer was discussed.  In addition, Mr. Stewart circulated an “estimate of costs” to remain as a public company.  According to this internal estimate, current annual fees with respect to public disclosures, etc., were approximately $112,500 and were expected to rise to $250,000 once Section 404 requirements were in place.  At this projected level of $250,000 in fees, these fees would be approximately 15% of the company’s net income on an annual basis.  Mr. Stewart then also stated that he was going to attend a stockholders’ meeting in Portsmouth, Ohio, where the deregistering of that company’s shares would be discussed and that he would report the circumstances to the Board.  The Board then discussed the option of deregistering with the SEC in order to reduce current and future fees.  The Board decided to take no further action at this time and to pay close attention to any changes in legislation or regulation which would reduce the company’s reporting burden.  All directors were in attendance, Mr. Sargeant by telephone conference.

At the May 26, 2005, regular meeting, the Board, with all attending, again discussed taking the company private and deregistering its shares with the SEC.  Advantages discussed by going private included decreased reporting burdens and the avoidance of increased audit fees resulting from Section 404.  It was also noted at this meeting that savings could be realized due to the elimination of fees paid to the Nasdaq exchange (the Company’s shares were listed on Nasdaq at the time) and would have the attendant benefit of allowing management to better focus on the day-to-day activities of the Bank.  In addition, the board noted that there would be a reductions in audit fees which could permit the bank to make certain investments to upgrade customer services, such as Internet banking.  A motion was then made to proceed with going private and all members of the Board voted in favor of such motion.

At the special session on June 14, 2005, the Board, along with Debra Geuy, CFO, met to discuss with its legal representative, Jeffrey Werthan of Katten Muchin Rosenman LLP, the steps required to effect a going-private transaction.  Aside from the ability to avoid costs related to Section 404 compliance, the other noted benefits of going private included: (1) lower legal fees relating to the company’s non-public company status; (2) potential directors’ and officers’ liability insurance cost reductions; (3) the reduction or elimination of transfer agent fees, annual report costs and printing costs related to SEC filings; and (4) management’s time would be better allocated toward business operations, rather than oversight and certification issues related to audit and accounting requirements.  The disadvantages to taking the company private, as noted by counsel, included: (1) greater illiquidity for current stockholders; (2) an inability to acquire other businesses for stock; and (3) a potential negative reaction by vendors, employees and customers.  Counsel also reviewed issues related to fairness standards and opinions and detailed some of the technical procedures required in going private transactions.  It was noted that, even with a projected payout to smaller stockholders, the company would still be well capitalized.  At the meeting, changing the listing of the company’s shares from the NASDAQ to the over-the-counter market (OTCBB) was also discussed as a means to reduce expenditures.  Management was asked to research this possibility.  No formal action was taken by the Board, however.

At the June 22, 2005, regular Board meeting, with all in attendance, the topic of privatizing the company was again discussed.  Mr. Stewart agreed to discuss the issue with Mr. Michael Keller of Keller and Company, a consulting company that had previously advised the Company with respect to issues of valuation and has expertise in such valuations, to get further information related to delisting with the SEC.  Also at this meeting, a general consensus was reached that the Company should target a specific time to exit the NASDAQ National Market listing near the end of calendar 2005 and enroll in the OTC Bulletin Board.

On July 14, 2005, the Board learned that NASDAQ would not issue a refund of funds paid to them so the consensus of the Board was to remain on NASDAQ through the end of the year.  It was also announced that counsel, Mr. Werthan, would begin initial preparation of a proxy statement related to a stock split intended to bring the number of stockholders below 300.

At the August 11, 2005 regular meeting, with all in attendance, Mr. Martin discussed an article in the July 25 issue of Accounting Today which detailed the increase audit costs as a result of the Sarbanes-Oxley legislation.

On July 28, 2005, at a regularly scheduled meeting with all members attending the Board continued its discussion of a going private transaction.  Mr. Stewart reported that he had been in contact with Mr. Keller regarding a determination of the value of PSFC and that Mr. Keller had held preliminary discussions with counsel, Mr. Werthan, regarding the proposed transaction.  The Board was told that Mr. Keller had stated that companies in recent going private transactions were paying a premium of 5% to 15% for shares purchased in such a transaction.  At the same meeting, Mr. Martin asked the other Board members as to whether they had heard anything regarding the possibility of proposed legislation to offer relief from the audit requirements of Section 404.  In response to this question, no Board member had heard of any such proposal.  In connection with a determination that any relief from compliance with such audit provision would be unlikely, the Board agreed to continue the process necessary to effect a going private transaction.

At a regular meeting on August 25, 2005, the Board, with all members attending, discussed going private and the possible extension of the effective date for Section 404 compliance for smaller companies.  Mr. Stewart also reported his conversations with other chief executive officers whose companies had gone private or were in the process of doing so and reported that such affected stockholders generally reacted positively.

On October 27, 2005, at a regular Board meeting, Mr. Stewart reported that he had contacted counsel, Mr. Werthan and Mr. Keller, at the Board’s instruction, and asked them to suspend their work on a going private transaction until a definite decision was reached by the Board.

On September 22, 2005, the Board discussed the going private transaction with Mr. Greg McClure of Crowe Chizek, the Company’s audit firm, and learned the SEC had given an extension until July 2007 to comply with the Section 404 rules.  Mr. McClure also shared his experiences working with other clients who had gone private.

On November 23, 2005, the Board, all in attendance, agreed to move the listing of its shares from the NASDAQ to the OTC Bulletin Board in an effort to save approximately $25,000 per year.

At a regular meeting of the Board on August 9, 2006, Mr. Kerber, Chairman of the Audit Committee, reported on his conference with PSFC’s external independent auditors.  Mr. Kerber reported that Section 404 compliance would be required by June 30, 2008 so that the review needed to attain such compliance would need to begin in July 2007.  Mr. Kerber provided estimates from Crowe Chizek for a second audit firm to assist with the internal control audit and related work.

On September 14, 2006, at a regular meeting, the Board heard again from its independent accountants, Crowe Chizek, regarding Sarbanes Oxley compliance.  It was estimated that annual compliance could potentially cost PSFC $200,000, and that “going private” could reduce audit fees under the present fee structure by $20,000.  Mr. Greg McClure was present at this meeting as well as Debra Geuy, CFO.

On December 14, 2006, at a regularly scheduled meeting, the Board, all in attendance, discussed at length an analysis of how a buyback to reduce the number of stockholders would impact PSFC’s capital position.  After discussing certain matters related to capital, it was determined that capital levels would remain well in excess of those required by banking regulations were the Board’s assumptions about the purchase price of the shares in a stock split going-private transaction correct.

At a regular Board meeting on December 28, 2006, the Board held a telephone conference with Mr. Werthan, who discussed the status of Section 404 of the Sarbanes Oxley Act.  In addition, Mr. Werthan discussed with the Board the need to consider all alternatives related to going private, including the notion that delisting would decrease PSFC’s legal and audit fees.  Mr. Werthan also noted that, after going private, the number and breadth of reports to the SEC would decrease.  Reports that would no longer be required included 10-Ks, 10-Qs and 8-Ks, with an estimated savings of $30,000-$35,000.  According to Mr. Werthan, a proxy would still be required, as would reports to the OTS, and he detailed the process the Board would take in the transaction.

At the January 11, 2007, regular meeting, the Board considered the future regulatory climate in light of the delay of implementation of Section 404.  The Board also discussed the costs involved if PSFC would have to borrow funds to take the company private.

On March 8, 2007, at a regular meeting, the Board discussed the merits of initiating a stock buyback in order to support the stock price. The discussion considered a possible future going private transaction.  The Board also discussed a dividend from the Association to the holding company for the payment of future dividends, a buyback or going private transaction.  The Board of the Association unanimously approved a proposal to apply to the OTS to dividend to the holding company $5,000,000 subject to the Office of Thrift Supervision approval.

At the May 24, 2007, meeting of the Board, the members reviewed an estimate of projected savings that would be realized should PSFC complete a going private transaction.  The estimate ranged from $172,500 to $212,500.  The effect of borrowing money to consummate the transaction was also discussed.

On June 13, 2007, the Board, all attending, discussed the timing of a proxy vote for the going private transaction.  They also discussed information received from Mr. Keller who had advised Mr. Stewart that a new business plan would not be required by the OTS should the company go private.  Debra Geuy, CFO, presented a list of stockholders and the number of shares held by each was circulated to the Board in order to determine the stockholder level at which to effect a going private transaction.

At the meeting of the Board on August 23, 2007, Mr. Stewart circulated a copy of an e-mail he received from John White, Director, Corporation Finance Division, Security and Exchange Commission, stating that no further compliance extension for Section 404 of the Sarbanes Oxley Act was planned.

On September 13, 2007, the Board, with all attending, met again with the Company’s independent accountants, Crowe Chizek and Mr. Greg McClure, who again discussed potential cost estimates as well as the effects of a going private transaction on the stockholder base.  Mr. McClure also provided his opinion that no further extensions of Section 404 compliance were anticipated for small businesses.

At the meeting of the Board on September 27, 2007, the Board, with all attending, discussed the fact that additional extensions for Section 404 compliance were not likely.  The consensus of the Board was that PSFC should undertake the going private transaction as compliance costs were now estimated at 20% of net income for each year.

On October 24, 2007, at a regular meeting, the Board, with all attending, met with Mr. Mike Keller of Keller and Company who discussed the stock valuation process in determining a fair value to stockholders for a going private transaction.  Mr. Keller discussed the current pricing of financial stocks and the impact this pricing would have on the premium offered to PSFC stockholders in the going private transaction.  Mr. Keller also discussed the reverse stock split necessary to achieve under 300 stockholders in order to deregister from the SEC.  Finally, Mr. Keller provided information with respect to current stock prices for public banks and thrifts.

A special meeting of the Board, with all attending, was held on November 6, 2007.  At that meeting, the Board discussed the going private transaction and unanimously approved it and authorized management to ask Mr. Werthan, among other things, to draft the required proxy statement for review and approval at a future meeting.

Management submitted a draft of the Proxy Statement to the directors at a meeting on March 14, 2008.  All attending, the Board discussed the Proxy Statement, the structure of the Stock Splits and the fairness of the transaction to all stockholders. The Board also discussed the stock split ratio (e.g., the proposed 600-for-1 reverse stock split) and determined that that number appeared to adequately protect the Company’s interest in remaining below 300 shareholders for a reasonable time and would also result in a payment to Cashed Out Holders that was financially sound and did not require the Company to borrow money.  Legal counsel, Mr. Werthan, was available by telephone to answer questions from the directors.  After further consideration and deliberation, the Board unanimously approved the Stock Splits with a $13.47 price per share recommended by Keller and Company to be paid to Cashed Out Holders and recommended the approval of the Stock Splits by PSFC's stockholders.

In connection with a comment received by the SEC related to PSFC’s first filing of its preliminary proxy statement on Schedule 14A (filed with the SEC on April 14, 2008), the Board met on May 15, 2008, to consider a revised opinion from Keller and Company (dated May 15, 2008) that included a specific discussion of the fairness of the transaction to unaffiliated stockholders who will continue to own Company shares after the Stock Splits.  The board of directors voted unanimously to accept the revised opinion for use in connection with the Stock Splits and recommended the approval of the Stock Splits by PSFC’s stockholders.

Summary and Structure

The Board has authorized and recommends that you approve the Stock Splits.  The Stock Splits consist of two steps.  First, we will conduct a 1-for-600 reverse stock split of the PSFC shares. In the reverse split, (i) any holder of 600 or more PSFC shares immediately before the reverse stock split will receive approximately one share for each 600 PSFC shares then owned, and (ii) holders of less than 600 PSFC shares will have their shares cancelled and will receive $13.47 in cash for each PSFC share owned immediately prior to the reverse split.  The reverse split will be followed immediately by a 600-for-1 forward stock split of the PSFC shares.  The Stock Splits will take effect on the Effective Date (the date the Delaware Secretary of State accepts for filing certificates of amendment to our Certificate).  The proposed amendments to our Certificate are attached to this Proxy Statement as Exhibits B and C and are incorporated herein by reference.

Generally, the effect of the Stock Splits can be illustrated by the following examples:

Hypothetical Scenario	Result

Stockholder A holds 500 PSFC shares in a single record account and holds no other PSFC shares.
Stockholder A's 500 shares will be converted into the right to receive $6,735.00 in cash (500 x $13.47).  If Stockholder A wanted to continue to be a stockholder after the Stock Splits, he could purchase an additional 100 PSFC shares far enough in advance of the Stock Splits so that the purchase is complete by the Effective Date.

Stockholder B holds 500 PSFC shares in a brokerage account and holds no other shares.
PSFC intends for the Stock Splits to be effected at the record holder level.  As a result, PSFC will look at the aggregate number of PSFC shares owned by the broker for itself and on behalf of all other street name owners.  Stockholders holding shares in street name should contact their broker to determine how the Stock Splits will affect them.  If the total number of shares owned by the broker is greater than 600 shares, Stockholder B's ownership will not be affected and he will continue to hold 500 PSFC shares.  If, in the aggregate, the broker owns less than 600 PSFC shares, Stockholder B will be entitled to receive $6,735.00 in cash (500 x $13.47).

Stockholder C holds 625 PSFC shares in a single record account and holds no other shares.	Stockholder C's ownership will not be affected and he will continue to hold 625 PSFC shares after the Stock Splits.

Stockholder D holds 550 shares in each of two separate record accounts for a total of 1,100 PSFC shares. Stockholder D holds no other PSFC shares.	After the Stock Splits, Stockholder D will hold 1,100 PSFC shares.
Husband and Wife each hold 550 PSFC shares in separate record accounts and hold 550 shares jointly in another record account. They own no other PSFC Shares.
Shares held in joint accounts will not be added to shares held individually in determining whether a stockholder will remain a stockholder after the Stock Splits.  In this situation, Husband and Wife will each be entitled to receive $7,408.50 for the shares held in their individual record accounts (550 x $13.47). Further, they will be entitled to receive $7,408.50 for the PSFC shares held in their joint account (550 x $13.47).  Husband and Wife will hold no PSFC shares after the Stock Splits.  If Husband and Wife wished to continue to be stockholders after the Stock Splits, they could transfer a sufficient number of shares from one account into another so that at least 600 PSFC shares are held in one account prior to the Effective Date.

The Board has set the Cash Out Price at $13.47 per PSFC share held immediately prior to the Stock Splits.  The Board made this determination in good faith, based upon the Fairness Opinion and other factors the Board deemed relevant.  Please see the sections entitled “Special Factors - Purpose of and Reasons for the Stock Splits, - Fairness of the Stock Splits,” “Opinion of Keller & Company” and “Stock Splits Proposal - Background of the Stock Splits.”  Cashed Out Holders will be sent payment for their PSFC shares within two weeks upon returning their stock certificate(s) along with the letter of transmittal.

At least a majority of the PSFC shares outstanding and entitled to vote at the Special Meeting must approve the Stock Splits before they can be completed.  The executive officers and directors of PSFC and the Association, who together own approximately 19.5% of the PSFC shares outstanding and entitled to vote at the Special Meeting, have indicated that they will vote in favor of the Stock Splits proposal.

The Stock Splits are considered a “going-private” transaction as defined in Rule 13e-3 promulgated under the Exchange Act because they are intended to terminate the registration of PSFC shares and suspend PSFC's filing and reporting obligations under the Exchange Act.  In connection with the Stock Splits, we have filed, as required by the Exchange Act, a Rule 13e-3

Transaction Statement on Schedule 13E-3 (the “Schedule 13E-3”) with the SEC.  Please see the section entitled “Available Information.”

The Board of Directors may elect to abandon the Stock Splits at any time prior to the effective date, if in its discretion, the Board determines that the Stock Splits are not in the best interests of PSFC.  Reasons the Board may withdraw the Stock Splits proposal include: (i) any change in the nature of the Company’s shareholdings which would prevent us from reducing the number of record holders to below 300 as a result of the Stock Splits; (ii) a change in the number of record holders that would allow the Company to deregister its shares without effecting the Stock Splits; (iii) a change in the number of shares to be exchanged for cash in the Stock Splits that would substantially increase the cost of the Stock Splits (as compared to what is currently anticipated); and (iv) any adverse change in our financial condition that would render the Stock Splits inadvisable.  Please see the section entitled “Stock Splits Proposal - Termination of Stock Splits.”

Recommendation of the Board

The Board has unanimously determined that the Stock Splits are in the best interests of PSFC and its stockholders and are fair to PSFC's stockholders.  The Board unanimously recommends that the stockholders vote “FOR” the approval of the Stock Splits.

In addition, each member of the Board and the executive officers of the Company has advised the Company that he or she will vote his or her shares as well as the shares with respect to which they have or share voting power in favor of the Stock Splits.

Description and Interest of Certain Persons in Matters to be Acted Upon

Directors and Executive Officers.  Our directors and executive officers (collectively considered to be our “affiliates” for purposes of the Stock Splits) include the following individuals: Douglas Stewart, President, Chief Executive Officer and Director; James W. Kerber, Director; Richard T. Martin, Director; Harry N. Faulkner, Director; Jeffrey S. Sargent, Director; David R. Fogt, Vice President of Operations; Gary N. Fullenkamp, Vice President of Mortgage Loans and Corporate Secretary of the Association; and Debra Geuy, Chief Financial Officer and Treasurer of the Association.  All directors and executive officers may be reached during business hours at the Company, located at 101 East Court Street, Sidney, Ohio  45365.  The telephone number is (937) 492-6129.

The following table sets forth certain information concerning members of the Board of Directors of the Company and its executive officers.  All of the ages are as of June 30, 2007.  All of the Company’s directors and executive officers are citizens of the United States and all have held their positions described below for at least the last five years, except as otherwise indicated.

NAME	Principal Occupation/Employment
Harry N. Faulkner (age 66)	Mr. Faulkner is a partner in the law firm of Faulkner, Garmhausen, Keister & Shenk LPA. This firm has acted as counsel to the Association since 1979.

Jeffrey S. Sargent (age 39)	Mr. Sargent is the owner and president of the Community Insurance Group, Ltd., a full line insurance agency.
Douglas Stewart (age 58)
Mr. Stewart is President and Chief Executive Officer of the Company and the Association, positions he has held with the Company since its incorporation in 1997 and with the Association since 1982.  Mr. Stewart joined the Association in 1971 as a teller.

James W. Kerber (age 65)	Mr. Kerber is the owner of James W. Kerber CPA, a public accounting firm. He has been in private practice since 1968.
Richard T. Martin (age 67)
Mr. Martin was appointed as Chairman of the Board of the Association in November 1996.  He has continued as the Chairman of the Board of the Company since its incorporation in 1997.  Mr. Martin is a certified public accountant in the CPA firm of McCrate, Delaet & Company.  He also owns and operates a family farm.

David R. Fogt (age 56)
Mr. Fogt is Vice President of Operations of the Association. He is responsible for daily operational issues, overseeing information technology systems and core processing.  He is also the Bank Secrecy Act officer.  He has been employed by the Association since 1983.

Gary N. Fullenkamp (age 51)
Mr. Fullenkamp is Vice President of Mortgage Loans and Corporate Secretary of the Association.  He is responsible for mortgage lending operations of the Association, including underwriting and processing of mortgage loan activity.  He has been employed by the Association since 1979.

Debra A. Geuy (age 49)
Mrs. Geuy is Chief Financial Officer and Treasurer of the Association.  She is responsible for all financial and fiscal management aspects of company operations, including business planning, accounting and budgeting efforts of the company.  She has been employed by the Association since 1978.

During the past five years, none of the individuals listed above has been a party in any judicial or administrative proceeding that resulted in a judgment, decree, or final order enjoining them from future violations of, or prohibiting activities subject to, federal or state securities laws, or finding any violation with respect to such laws.  In addition, none of the above individuals have been convicted in any criminal proceeding during the past five years, excluding traffic violations and similar misdemeanors.

Share Ownership of Directors and Executive Officers.  Information regarding PSFC shares beneficially owned by the executive officers and directors of PSFC and the Association is set forth in the table below.  The Stock Splits will not impact affiliated holders of PSFC shares differently from unaffiliated holders of PSFC Shares on the basis of affiliate status.  The executive officers and directors of PSFC and the Association will receive no extra or special benefit not shared on a pro rata basis by all other holders of PSFC shares.  If the Stock Splits are implemented, the executive officers and directors of PSFC and the Association will not benefit by any material increase in their percentage ownership of PSFC shares.  Please see the sections entitled “Special Factors - Fairness of the Stock Splits.”

The following table provides certain information regarding the number of PSFC Shares beneficially owned by PSFC's directors and executive officers as of June 3, 2008 (including options to purchase PSFC shares),  and the anticipated ownership percentage of such persons after the Stock Splits (including options to purchase PSFC shares).  For purposes of transparency, options held by directors and executive officers are included in percentage holdings disclosed herein; it is, however, unlikely that such options will be exercised because the exercise price is and has been greater than the market price, and additionally because such options expire on June 30, 2008.

Name (1)	Number of shares owned (2)		Percent of outstanding shares before Stock Splits	Percent of outstanding shares after Stock Splits

Harry N. Faulkner	27,493	(3)	2.0	2.2
Douglas Stewart	117,660	(4)	8.4	9.0
James W. Kerber	46,396	(5)	3.4	3.6
Richard T. Martin	49,841	(6)	3.6	3.9
Jeffrey Sargent	2,100	(7)	0.2	0.2
David R. Fogt	54,611	(8)	4.0	4.3
Gary N. Fullenkamp	31,779	(9)	2.3	2.5
Debra A. Geuy	37,381	(10)	2.7	2.9
Current directors and executive officers of PSFC as a group (8 people)	367,261		25.1	26.9
______________________

(1)	Each of the persons listed in this table may be contacted at the address of PSFC.

(2)	All shares are owned directly with sole voting and investment power unless otherwise indicated by footnote.

(3)	Includes 1,000 shares as to which Mr. Faulkner shares voting and investment power and unexercised stock options for 8,926 shares.

(4)	Includes 26,797 shares held in the Employee Stock Ownership Plan for Mr. Stewart and unexercised stock options for 44,634 shares.

(5)	Includes 10,000 shares as to which Mr. Kerber shares voting and investment power and unexercised stock options for 8,926 shares.

(6)	Includes 10,208 shares as to which Mr. Martin shares voting and investment power and unexercised stock options for 8,926 shares.

(7)	Includes 1,000 shares as to which Mr. Sargent shares voting and investment power and 100 shares owned by Mr. Sargent’s business, Community Insurance Group, LTD.

(8)
Includes 10,000 shares as to which Mr. Fogt shares voting and investment power; 13,019 shares held in the Employee Stock Ownership Plan for Mr. Fogt; unexercised options in Mr. Fogt’s name of 12,051 shares; and unexercised options in Mr. Fogt’s wife’s name of 3,500 shares and 5,203 shares held in the Employee Stock Option Plan under Mr. Fogt’s wife’s name.

(9)
Includes 9,236 shares held in the Employee Stock Ownership Plan for Mr. Fullenkamp; unexercised stock options for 5,356 shares; and 1,045 shares held in Mr. Fullenkamp’s 401(k) retirement plan account.

(10)	Includes 8,830 shares as to which Ms. Geuy shares voting and investment power; 10,928 shares held in the Employee Stock Ownership Plan for Ms. Geuy; and unexercised options for 9,373 shares.

None of the Company, the directors and executive officers of PSFC or the Company’s ESOP have engaged in any transactions involving PSFC shares in the past 60 days.

Owners of 5% or More of the PSFC Shares.  The following table sets forth certain information regarding the only persons known to PSFC to beneficially own more than five percent of the outstanding PSFC shares as of June 3, 2008, other than Mr. Douglas Stewart, and the anticipated ownership percentage after the Stock Splits:

Name and Address	Number of common shares	Percent of common shares outstanding before Stock Splits	Percent of common shares outstanding after Stock Splits

Peoples-Sidney Financial Corporation Employee Stock Ownership Plan 101 East Court Street Sidney, Ohio 45365	156,904 (1)	11.5%	12.4%
______________________

(1)
First Bankers Trust Company, N.A., is the Trustee for the ESOP.  The Trustee has voting power over shares of Common Stock that have not been allocated to an ESOP participant and shares that have been allocated to an ESOP participant account but as to which no voting instructions are submitted by the participant.  If the Trustee’s overriding fiduciary obligations under the Employee Retirement Income Security Act require the Trustee to vote the ESOP shares in a manner other than as directed by the ESOP participants, the Trustee may exercise voting power over all of the shares of Common Stock held in the ESOP.  As of the Voting Record Date, 128,524 shares of Common Stock had been allocated to the accounts of ESOP participants and 28,380 shares remained unallocated.

Material Federal Income Tax Consequences

We have summarized below the material federal income tax consequences to PSFC and to holders of PSFC shares resulting from the Stock Splits.  This summary is based on the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), the Treasury Department Regulations (the “Treasury Regulations”) issued pursuant thereto, and published rulings and court decisions in effect as of the date hereof, all of which are subject to change.  Some changes may have retroactive effect. No assurance can be given that possible changes in such laws or interpretations, including amendments to the Code, applicable statutes, Treasury Regulations and proposed Treasury Regulations or changes in judicial or administrative rulings will not adversely affect this summary.  This summary is not binding on the Internal Revenue Service.

This summary does not address all aspects of the possible federal income tax consequences of the Stock Splits and is not intended as tax advice to any person or entity.  In particular, this summary does not consider the individual investment circumstances of holders of PSFC shares, nor does it consider the particular rules applicable to special categories of holders (including, but not limited to, tax exempt entities (such as the ESOP trust), life insurance companies, banks or financial institutions, broker-dealers, traders or dealers in securities or currencies, regulated investment companies and foreign taxpayers) or holders who hold, have held, or will hold, PSFC shares as part of a straddle, hedging or conversion transaction.  In addition, this summary does not address any consequences of the Stock Splits under any state, local or foreign tax laws.

This summary assumes that you are one of the following:  (i) a citizen or resident of the United States, (ii) a domestic corporation, (iii) an estate, the income of which is subject to United States federal income tax regardless of its source, or (iv) a trust, if a United States court can exercise primary supervision over the trust's administration and one or more United States persons are authorized to control all substantial decisions of the trust.  This summary also assumes that you have held and will continue to hold your PSFC shares as capital assets for federal income tax purposes.

YOU SHOULD CONSULT YOUR TAX ADVISOR AS TO THE PARTICULAR FEDERAL, STATE, LOCAL, FOREIGN, AND OTHER TAX CONSEQUENCES APPLICABLE TO YOUR SPECIFIC CIRCUMSTANCES.

Federal Income Tax Consequences to PSFC.  We believe that the Stock Splits will not give rise to any material federal income tax consequences to PSFC.

Federal Income Tax Consequences to Continuing Holders Not Receiving Cash.  If you (i) continue to hold PSFC shares immediately after the Stock Splits, and (ii) you receive no cash as a result of the Stock Splits, you will not recognize any gain or loss in the Stock Splits, and you will have the same adjusted tax basis and holding period in your PSFC shares as you had in such shares immediately prior to the Stock Splits.

Federal Income Tax Consequences to Cashed Out Holders Retaining None of their PSFC Shares.  If you receive cash in exchange for your PSFC shares as a result of the Stock Splits, your tax consequence will depend on whether, in addition to receiving cash, a person or entity related to you (as determined by the Code) continues to hold PSFC shares immediately after the Stock Splits.

If you receive cash, do not continue to hold directly any PSFC shares and are not related to any person or entity who or which continues to hold PSFC shares, you will recognize capital gain or loss equal to the difference between the cash you receive for your PSFC shares and your aggregate adjusted tax basis in such PSFC shares.

If you receive cash and continue to directly hold PSFC (for example, because some of your Shares are held in street name), your remaining ownership of PSFC shares (depending on whether and to what extent your ownership in PSFC is reduced) may cause your receipt of cash in exchange for your PSFC shares to be treated (i) first, as ordinary taxable dividend income to the extent of your ratable share of PSFC’s undistributed earnings and profits, (ii) second, as a tax-free return of capital to the extent of your aggregate adjusted tax basis in your PSFC shares, and (iii) then, the remainder as capital gain.

Similarly, if you receive cash, do not continue to directly hold any PSFC shares, but are related to a person or entity who or which continues to hold PSFC shares, you may be treated as owning constructively the PSFC shares owned by such related person or entity, which may cause your receipt of cash in exchange for your PSFC shares to be treated (i) first, as ordinary taxable dividend income to the extent of your ratable share of PSFC's undistributed earnings and profits, (ii) second, as a tax-free return of capital to the extent of your aggregate adjusted tax basis in your PSFC shares, and (iii) then, the remainder as capital gain.  IF YOU ARE RELATED TO A PERSON OR ENTITY WHO OR WHICH WILL CONTINUE TO HOLD PSFC SHARES AFTER THE STOCK SPLITS, YOU SHOULD CONSULT WITH YOUR OWN TAX ADVISOR TO DETERMINE YOUR PARTICULAR TAX CONSEQUENCES.

Capital Gain and Loss.  For individuals, net capital gain (defined generally as your total capital gains in excess of capital losses for the year) recognized upon the sale of capital assets that have been held for more than 12 months generally will be subject to tax at a rate not to exceed 15%.  Net capital gain recognized from the sale of capital assets that have been held for 12 months or less will continue to be subject to tax at ordinary income tax rates.  Capital gain recognized by a corporate taxpayer will continue to be subject to tax at the ordinary income tax rates applicable to corporations.  There are limitations on the deductibility of capital losses.

Special Rate for Certain Dividends.  In general, dividends are taxed at ordinary income rates.  However, you may qualify for a 15% rate of tax on any cash received in the Stock Splits that is treated as a dividend as described above, if (i) you are an individual or other non-corporate stockholder; (ii) you have held the PSFC shares with respect to which the dividend was received for more than 60 days during the 120-day period beginning 60 days before the ex-dividend date, as determined under the Code; and (iii) you were not obligated during such period (pursuant to a short sale or otherwise) to make related payments with respect to positions in substantially similar or related property.  YOU SHOULD CONSULT WITH YOUR TAX ADVISOR REGARDING YOUR ELIGIBILITY FOR SUCH LOWER TAX RATES ON DIVIDEND INCOME.

Backup Withholding.  Holders of PSFC shares will be required to provide their social security or other taxpayer identification numbers (or, in some instances, additional information) to the Transfer Agent in connection with the Stock Splits to avoid backup withholding requirements that might otherwise apply. The letter of transmittal will require each holder of PSFC shares to deliver such information when the Share certificates are surrendered following the Effective Date of the Stock Splits.  Failure to provide the required information may result in backup withholding.

Unavailability of Appraisal or Dissenters' Rights

No appraisal or dissenters' rights are available under Delaware law to holders of PSFC shares who do not vote in favor of the Stock Splits.  Other rights or actions may exist under Delaware law or federal and state securities laws for stockholders who can demonstrate that they have been damaged by the Stock Splits.

Accounting Treatment

We anticipate that we will account for the Stock Splits by treating the shares repurchased as treasury shares.

Share Certificates

We have appointed the Transfer Agent to act as exchange agent to carry out the exchange of share certificates held by Cashed Out Holders for cash. On the Effective Date, all share certificates evidencing ownership of PSFC shares held by Cashed Out Holders shall be deemed cancelled without further action by either the Cashed Out Holders or PSFC.  Thereafter, such certificates, rather than representing an ownership interest in PSFC, will represent only the right to receive cash in the amount of $13.47 per PSFC share upon their surrender. The shares acquired by PSFC in connection with of the Stock Splits will be held in PSFC's treasury.

In connection with the Stock Splits, PSFC shares will be assigned a new CUSIP number.  As a result, the share certificates held by Continuing Holders will be exchanged for new certificates bearing the new CUSIP number.  After the Effective Date, share certificates held by Continuing Holders will represent only the right to receive a new share certificate for the same number of shares, bearing the new CUSIP number.

The Transfer Agent will furnish you with the necessary materials and instructions to surrender your PSFC share certificate(s) promptly following the Effective Date.  The letter of transmittal will explain how the certificates are to be surrendered for either cash or a new certificate.  You must complete and sign the letter of transmittal and return it with your certificate(s) to the Transfer Agent as instructed before you can receive the cash payment or new certificate.  DO NOT SEND YOUR CERTIFICATES TO US, AND DO NOT SEND THEM TO

THE TRANSFER AGENT UNTIL YOU HAVE RECEIVED A TRANSMITTAL LETTER AND FOLLOWED THE INSTRUCTIONS THEREIN.

No service charges will be payable by Cashed Out Holders in connection with the exchange of certificates or the payment of cash in lieu of issuing fractional shares.  PSFC will pay all administrative expenses of the Stock Splits.

Continuing Holders will not receive a transmittal letter or new stock certificates.

Termination of Stock Splits

Under applicable Delaware law,  the Board has a duty to act in the best interest of the company’s stockholders.  Accordingly, the Board reserves the right to abandon the Stock Splits, if for any reason the Board determines that, in the best interest of the company’s stockholders, it is not advisable to proceed with the Stock Splits, even assuming the stockholders approve the transaction by vote.  Although the Board presently believes that the Stock Splits are in PSFC's best interests and has recommended a vote for the Stock Splits, the Board nonetheless believes that it is prudent to recognize that circumstances could possibly change prior to the Special Meeting such that it might not be appropriate or desirable to effect the Stock Splits at that time.  Such reasons include, but are not limited to:

•
Any change in the nature of the PSFC's shareholdings prior to the Effective Date which would result in us being unable to reduce the number of record holders of PSFC shares to below 300 as a result of the Stock Splits;

•	Any change in the number of our record holders that would enable us to deregister the PSFC shares under the Exchange Act without effecting the Stock Splits;

•
Any change in the number of PSFC shares that will be exchanged for cash in connection with the Stock Splits that would increase the cost and expense of the Stock Splits from that which is currently anticipated; or

•	Any adverse change in our financial condition that would render the Stock Splits inadvisable.

If the Board decides to withdraw the Stock Splits from the agenda of the Special Meeting, the Board will promptly notify our stockholders of the decision by mail and by announcement at the Special Meeting.

Unclaimed Property Laws

The unclaimed property and escheat laws of each state provide that under circumstances defined in that state's statutes, holders of unclaimed or abandoned property must surrender that property to the state.  Cashed Out Holders who do not return their share certificates and request payment of the Cash Out Price generally will have a period of time from the Effective Date in which to claim from the Company the cash payment to which they are entitled.  For example, with respect to Cashed Out Holders whose last known addresses as shown by the records of PSFC are in Ohio, the period is five years.  Following the expiration of that five-year period,

Ohio law would cause the cash payment to become subject to Ohio’s Unclaimed Funds statute found under Chapter 169 of the Ohio Revised Code.  The Ohio Department of Commerce, Division of Unclaimed Funds, is charged with implementing the provisions of Chapter 169.  In general, the Ohio Division of Unclaimed Funds will hold unclaimed property in a custodial capacity until such time as a rightful claim to ownership is made.  For Cashed Out Holders who reside in other states or whose last known addresses, as shown by the records of PSFC, are in states other than Ohio, such states may have abandoned property laws which call for such state to obtain either (i) custodial possession of property that has been unclaimed until the owner reclaims it, or (ii) escheat of such property to the state.  Under the laws of such other jurisdictions, the “holding period” or the time period which must elapse before the property is deemed to be abandoned may be shorter or longer than that of Ohio.  If PSFC does not have a valid address for a Cashed Out Holder, then the unclaimed cash payment would be subject to Ohio law in accordance with the provisions of Chapter 169 of the Ohio Revised Code.

Regulatory Approvals

PSFC is not aware of any material governmental or regulatory approval required for completion of the Stock Splits, other than compliance with the relevant federal and state securities laws and Delaware corporate laws.

OPINION OF KELLER & COMPANY

The Board retained Keller & Company to provide the Fairness Opinion.  On March 14, 2008, Keller & Company delivered the Fairness Opinion to the Board.  The Fairness Opinion states that, based upon and subject to the factors and assumptions set forth therein, the Repurchase Price to be paid to Cashed Out Holders pursuant to the Stock Splits is fair from a financial point of view as of February 19, 2008.  Keller & Company also presented to the Board a summary of the analyses described below.

The Fairness Opinion was prepared for use by the Board and was directed only to the fairness from a financial point of view, as of the date thereof, of the Repurchase Price.  Keller & Company was not involved in structuring the Stock Splits and its opinion does not compare the relative merits of the Stock Splits with those of any other transaction or business strategy which were or might have been available to or considered by PSFC or the Board as alternatives to the Stock Splits and does not address the underlying business decision by the Board to proceed with or effect the Stock Splits.  The Fairness Opinion is directed to the Board in its evaluation of the Stock Splits and does not constitute a recommendation to the Board as to how it should vote on the Stock Splits or to any stockholder as to how such stockholder should vote at the Special Meeting.  In furnishing the Fairness Opinion, Keller & Company did not admit that it is an expert within the meaning of the term “expert” as used in the Securities Act nor did it admit that its opinion serves as a report or valuation within the meaning of the Securities Act.

THE FULL TEXT OF THE FAIRNESS OPINION IS ATTACHED AS EXHIBIT A TO THIS PROXY STATEMENT AND IS INCORPORATED HEREIN BY REFERENCE.  STOCKHOLDERS ARE URGED TO READ THE FAIRNESS OPINION CAREFULLY AND IN ITS ENTIRETY FOR A DISCUSSION OF THE PROCEDURES FOLLOWED, ASSUMPTIONS MADE, OTHER MATTERS CONSIDERED AND LIMITS OF THE REVIEW BY KELLER & COMPANY IN CONNECTION WITH THE FAIRNESS OPINION.

The Board selected Keller & Company as its financial advisor because it is a recognized financial institutions consulting firm that has substantial experience in the financial institutions industry and is knowledgeable and familiar with the operations of PSFC and its business.  As part of its business, Keller & Company is regularly engaged in the valuation of businesses and securities in connection with mergers, acquisitions, underwritings, sales and distributions of listed and unlisted securities, private placements and valuation for corporate and other purposes, particularly those of financial institutions and financial institution holding companies.

Keller & Company has served as consultant to PSFC in the past, assisting PSFC in various projects, including the completion of PSFC's conversion appraisal in April 1997 and its three-year business plan. During the past two years, Keller has assisted the Association in the completion of a business plan update resulting in total fees of $3,350.

In rendering the Fairness Opinion, Keller & Company reviewed the terms of the Stock Splits and also reviewed financial and other information that was publicly available.  Keller & Company also reviewed certain publicly available operational, financial and stock market data relating to selected public companies and conducted other financial studies, analyses and investigations as Keller & Company deemed necessary or appropriate for purposes of rendering the Fairness Opinion, as more fully set forth therein.  No limitations were imposed by the Board of PSFC upon Keller & Company with respect to the investigations made or procedures followed by it in rendering its opinion.  The Board requested Keller & Company to advise it on a price to be paid to Cashed Out Holders.

Keller & Company assumed and relied upon, without independent verification, the accuracy and completeness of all financial and other information that was publicly available.  Keller & Company further relied upon the assurances of PSFC's management that they are unaware of any facts that would make the information provided to it incomplete or misleading.

Keller & Company was not requested to make, and did not make, an independent evaluation or appraisal of the assets, properties, facilities or liabilities (contingent or otherwise) of PSFC, and was not furnished with any such appraisals or evaluations.  Keller & Company's opinion is necessarily based upon financial, economic, market and other conditions and circumstances existing and disclosed to Keller & Company on the date of the Fairness Opinion.  Subsequent developments may affect the conclusions reached in the Fairness Opinion, and Keller & Company has no obligation to update, revise or reaffirm the Fairness Opinion.

In preparing the Fairness Opinion, Keller & Company conducted the following three principal analyses: (i) a comparison of PSFC with certain publicly-traded companies deemed comparable to PSFC; (ii) a review of the historical and current market performance of the PSFC shares on the Over-the-Counter Bulleting Board; and (iii) a discounted cash flow analysis of PSFC.

Keller & Company discussed PSFC's current financial position and recent earnings performance with senior management and discussed and reviewed local economic conditions and growth trends.  Keller & Company gave consideration to historical pricing quotations for PSFC and trading activity in the stock and identified a comparable group of publicly traded thrift institutions based on asset size, geographic location and financial characteristics that were similar to PSFC.  Keller & Company assumed and relied upon the accuracy and completeness of all the financial information, analyses and other information that was publicly-available or furnished to it, and did not verify the accuracy of completeness of this information.

In arriving at the Fairness Opinion, Keller & Company considered the results of its cash flow analyses as a whole and did not attribute any particular weight to any other analysis or factor considered by it.  Keller & Company believes that the cash flow summary provided and the analyses described above must be considered as a whole and that selecting portions of these analyses, without considering all of them, would create an incomplete view of the process underlying its analyses and opinion.

No company used in any analysis as a comparison is identical to PSFC, and they all differ in various ways.  As a result, Keller & Company applied its experience and professional judgment in making such analyses.  Accordingly, an analysis of the results is not mathematical; rather, it involves complex considerations and judgments concerning differences in financial characteristics, performance characteristics and trading value of the companies to which PSFC is being compared. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analyses or summary description. In arriving at the Fairness Opinion, Keller & Company considered the results of all of its analyses as a whole and did not attribute any particular weight to any analysis or factor considered by it.  Keller & Company believes that the summary provided and the analyses described above must be considered as a whole and that selecting portions of these analyses, without considering all of them, would create an incomplete view of the process underlying its analyses and opinion.  In addition, Keller & Company may have given various analyses and factors more or less weight than other analyses and factors and may have deemed various assumptions more or less probable than other assumptions; therefore, the range of valuations resulting from any particular analysis described above should not be taken to be Keller & Company's view of the actual value of PSFC.

The following is a summary of the material financial analyses performed by Keller & Company in connection with the development of the Cash Out Price and the preparation of the Fairness Opinion.  These summaries of financial analyses alone do not constitute a complete description of the financial analyses Keller & Company employed in reaching its conclusions.  The order of analyses described does not represent relative importance or weight given to those analyses by Keller & Company.  Some of the summaries of the financial analyses include information presented in tabular format.  The tables must be read together with the full text of each summary and are alone not a complete description of Keller & Company's financial analyses.  Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before February 19, 2007, and is not necessarily indicative of current market conditions.

Cash Flow Analysis
Discounted Cash Flow Analysis

	For the years ended December 31,
	2008	2009	2010	2011	2012	Total
	(Dollars in thousands, except share data)
Net interest income after provision for loan losses	4,800	5,120	5,480	5,860	6,270	27,530
Noninterest income	181	186	192	197	203	959
Noninterest expense	(3,408)	(3,612)	(3,792)	(3,981)	(4,105)	(18,898)
Net income before taxes	1,573	1,694	1,880	2,076	2,368	9,591
Income taxes @ 34.00%	535	576	639	706	805	3,261
Net income	1,038	1,118	1,241	1,370	1,563	6,330
Dividend/share	0.64	0.64	0.64	0.64	0.64	0.64
Dividend paid	871	871	871	871	871	4,355
Discount rate: 10.58%
Present value factor (%)	0.9043	0.8178	0.7396	0.6688	0.6049	---
Present value of cash flow	788	712	644	583	527	3,254
Tangible book value	15,749	15,996	16,366	16,865	17,557	---
Shares outstanding	1,361,048	1,361,048	1,361,048	1,361,048	1,361,048	---
Tangible book value/share	$11.57	$11.75	$12.02	$12.39	$12.90	---
Average assets	137,811	140,567	143,800	147,108	150,491	---
Return on average assets (%)	0.75	0.80	0.86	0.93	1.04	---

Calculation of present value per share:
Present value of cash flow – 5 years		$3, 254
Tangible book value at 12/31/12	$17,557
Tangible book value acquisition ratio(1)	1.42
Undiscounted terminal tangible book value	$24,931
Terminal tangible book value discounted at	0.6049 =	15,079
Total equity value at 12/31/07		$18,333
Number of shares		1,361,048
Total present value per share at 12/31/07		$13.47

____________________

(1)  Based on median of Midwest transactions of comparable size since December 31, 2006.

The discounted cash flow method, also referred to as the income method, values the Company by projecting future benefits of ownership and discounting those benefits to a present value. The application of this method requires the selection of an appropriate discount rate, as well as assumptions related to prospective earnings, growth rates, dividends, and a terminal value. This method does not recognize the implementation of the proposed Transaction and assumes that the Company will continue to operate within its current structure and business model through 2012.  It should be noted that the discounted cash flow is a widely used valuation methodology and relies on numerous assumptions, including projected earnings, terminal values, acquisition multiples and discount rates, which can change over time.

We selected a discount rate of 10.58 percent, based on the estimated cost of capital for small capitalization financial institutions published by Ibbotson Associates, a recognized statistical source.

Our assumptions related to the financial condition, operating performance and dividend payments of the Company from 2008 to 2012 are the result of discussions with PSFC’s management in conjunction with our experience in constructing reasonable financial models for banks and thrift institutions.  Both Keller and PSFC’s management consider the resulting projections to be reasonable in the context of the Company’s historical condition and performance, future expectations and the anticipated trends in the competitive and financial environment within which the Company operates.

Based on a pro forma discounted cash flow analysis, we determined the value of the Company by adding (a) the present value of the estimated dividend stream that PSFC could generate over the years 2008 through 2012 and (b) the present value of the terminal value of PSFC common stock at December 31, 2012 The terminal value was determined by applying to the residual tangible book value of the Company at December 31, 2012, an acquisition multiple of 1.42, which is the median of Midwest acquisitions of comparable size between December 31, 2006, and December 31, 2007, and discounting the adjusted tangible book value by the 2012 present value factor.

As indicated, the present value of the Company’s anticipated dividends through December 31, 2012, is $3,254,000.  PSFC’s projected tangible book value at December 31, 2012, is $17,557,000, to which is applied the 1.42 acquisition multiple, resulting in an undiscounted terminal value of $24,931,000.  Discounted by the 2012 present value factor of 0.6049, the present value of Company’s total equity value at December 31, 2012, is $15,079,000.

The sum of the present value of the dividends and the terminal value is, therefore, $18,333,000 or $13.47 per share using the discounted cash flow method, based on a constant 1,361,048 shares outstanding.  The discounted cash flow analysis contributed to Keller’s fairness opinion due to the fact that the cash flow analysis took into consideration the earnings position and dividend position of PSFC combined with the current market condition for thrift institution acquisitions.

Public Comparables Analysis

In analyzing the $13.47 Cash Out Price, Keller & Company also reviewed the pricing ratios of certain comparable thrift institutions and thrift holding companies.  The review included a comparison of such key financial ratios as return on average assets, return on average equity, and equity to assets, and such key pricing ratios as price relative to book value, latest twelve months earnings and assets.  Keller & Company reviewed and compared selected financial and stock market information, ratios and multiples of PSFC to corresponding financial and stock market information, ratios and multiples for a group of ten selected publicly-traded Midwest thrift institutions or thrift holding companies with assets of at least $130.0 million but less than $350.0 million and average assets of $202.4 million, compared to $136.5 million in assets for PSFC.  The list of comparable group institutions is set forth below:

CKF Bancorp, Inc. – Kentucky	East Side Financial, Inc. – Illinois

First Banc Trust – Illinois	First Independence Corp. – Kansas

Home City Financial Corp. – Ohio	Lexington B&L Fin. Corp. – Missouri

Liberty Bancorp – Missouri	Logansport Financial Corp. – Indiana

Redwood Financial Inc. – Minnesota	River Valley Bancorp – Indiana

The key pricing ratios and key financial ratios for the twelve months ended December 31, 2007 for the comparable group, all Ohio publicly-traded thrifts, all publicly-traded Midwest thrifts and PSFC based upon the Cash Out Price, are shown in the following table:

Pricing Ratios (1)

Trading Group	Price to Book	Price to Earnings	Price to Assets
Comparable Group	89.48%	19.49X	11.25%
Publicly Traded Ohio Thrifts	82.45%	24.22X	8.53%
Publicly Traded Midwest Thrifts	91.68%	20.15X	9.50%
PSFC (Pre-Going Private)	109.17%	19.23X	12.46%
PSFC (Post-Going Private) (2)	119.20%	20.72X	13.43%

Financial Ratios

Trading Group	Core ROAA	Core ROAE	Equity/Assets
Comparable Group	0.52%	5.27%	9.84%
Publicly Traded Ohio Thrifts	0.41%	4.04%	10.07%
Publicly Traded Midwest Thrifts	0.46%	5.35%	8.42%
PSFC (Pre-Going Private)	0.65%	5.68%	11.41%
PSFC (Post-Going Private) (2)	0.65%	5.68%	11.41%
_______________

(1)	The pricing ratios include any pending merger/acquisition transactions for the listed institution but not for the comparable group.

(2)	These numbers assume the Stock Splits were effected at the $13.47 Cash Out Price.

The comparable group companies are listed below with their specific location along with names of the 19 Ohio thrifts that comprise the publicly-traded Ohio thrifts.

1. CKF Bancorp, Inc., Danville, Kentucky
2. East Side Financial, Inc., Chicago, Illinois
3. First Banc Trust, Paris, Illinois
4. First Independence Corp., Independence, Kansas
5. Home City Financial Corp., Springfield, Ohio
6. Lexington B&L Fin. Corp., Lexington, Missouri
7. Liberty Bancorp, Liberty, Missouri

8. Logansport Financial Corp., Logansport, Indiana
9. Redwood Financial Inc., Redwood Falls, Minnesota
10. River Valley Bancorp, Madison, Indiana

The publicly-traded Ohio thrifts include the following 19 institutions:

AmTrust Financial Corporation, Cleveland	Indian Village Bancorp, Inc., Gnadenhutten
ASB Financial Corp., Portsmouth	OC Financial Inc., Dublin
Central Federal Corp., Wellsville	Peoples Community Bancorp Inc.,
Community Investors Bancorp, Bucyrus	West Chester
FFD Financial Corp., Dover	Peoples-Sidney Financial Corp., Sidney
First Defiance Financial, Defiance	Perpetual Federal Savings Bank, Urbana
First Franklin Corp., Cincinnati	PVF Capital Corp., Solon
First Niles Financial, Inc., Niles	United Community Financial Corp.,
First Place Financial Corp., Warren	Youngstown
Home City Financial Corp., Springfield	Wayne Savings Bancshares, Wooster
Home Loan Financial Corp., Coshocton

The publicly-traded Midwest thrifts include the publicly-traded thrifts in the Midwest as defined by SNL Financial and include all publicly-traded thrifts located in Iowa, Illinois, Indiana, Kansas, Kentucky, Michigan, Minnesota, Missouri, North Dakota, Nebraska, Ohio, South Dakota and Wisconsin.

As of February 20, 2008, the Cash Out Price of $13.47 per share represents a premium of 7.76% above PSFC's current trading price of $12.50 and represents a price to book ratio of 119.20%, a price to earnings multiple of 20.72 and a price to asset ratio of 13.43%, with all of these ratios in excess of the comparable group, all of which are publicly-traded Midwest thrifts and also in excess of all publicly-traded Midwest thrifts and all publicly-traded thrifts.

Keller & Company considered the comparable group comparison and analysis as a useful tool for reviewing the fairness from a financial point of view of the Cash Out Price.  Keller & Company reviewed each of the pricing ratios for the comparable group relative to PSFC's corresponding ratios based on the recent price prior to the Stock Splits and then subsequent to the Stock Splits, based on the Cash Out Price.

Based on the previous pricing ratio comparison analyses and given that the Cash Out Price to be paid to Cashed Out Holders pursuant to the Stock Splits indicates a 7.76% premium above the current trading price of PSFC as of February 19, 2008, Keller & Company concluded that the Cash Out Price was fair from a financial point of view.

Review of PSFC Market Performance

Keller & Company reviewed the trading prices of PSFC's shares for the period of January 1, 2007, through February 19, 2008, as quoted by Over-the-Counter Bulletin Board.  The following table sets forth the high, low and closing prices for PSFC shares for each quarter of the calendar year ended December 31, 2007 and at February 19, 2008.

Quarter Ended	High	Low	Close
March 31, 2007	$14.00	$13.25	$13.25
June 30, 2007	$13.05	$13.05	$13.05
September 30, 2007	$12.60	$12.60	$12.60
December 31, 2007	$10.80	$10.80	$10.80
Latest Price February 19, 2008	---	---	Closing Price $12.50

The pricing for PSFC’s shares has indicated a slightly volatile trend over the four quarters of 2007, with a modest decrease in 2007 and then a modest increase through February 19, 2008.  The pricing trend for PSFC combined with the recent pricing level of PSFC at February 19, 2008, further indicates the fairness of the Cash Out Price of $13.47, which reflects a premium of 7.76% over the closing price of the shares on February 19, 2008.

Conclusion

Based upon the foregoing analyses and the assumptions and limitations set forth in full in the text of the Fairness Opinion, Keller & Company is of the opinion that, as of the date of the Fairness Opinion, the Cash Out Price of $13.47 per Common Share to be paid by PSFC to the Cashed Out Holders in the Stock Splits is fair from a financial point of view.

Engagement of Keller & Company

PSFC has agreed to pay Keller & Company a fee of approximately $12,000 and to reimburse Keller & Company for its reasonable out-of-pocket expenses related to its engagement whether or not the Stock Splits are consummated. No compensation received or to be received by Keller & Company is based on or is contingent on the results of Keller & Company's engagement.  There are no other current arrangements to compensate Keller & Company, its affiliates or unaffiliated representatives for any services rendered to PSFC, its executive officers, directors or affiliates.  Keller & Company has previously provided financial institutions consulting services to PSFC and the Association.  None of Keller & Company's employees who worked on the engagement has any known financial interest in the assets or equity of PSFC or the outcome of the engagement.

MEETING AND VOTING INFORMATION

All shares of the Company’s common stock, par value $.01 per share (“Common Stock”), represented at the Special Meeting by properly executed proxies received prior to or at the Special Meeting and not revoked will be voted at the Special Meeting in accordance with the instructions thereon.  If no instructions are indicated, properly executed proxies will be voted FOR the approval of the Stock Splits.  You may receive more than one proxy card depending on how your shares are held.  For example, you may hold some of your shares individually, some jointly with your spouse and some in trust for your children – in which case you will receive three separate proxy cards to vote.  The Company does not know of any matters, other than those described in the Notice of Special Meeting, that are to come before the Special Meeting. If any other matters are properly presented at the Special Meeting for action, the Board of Directors, as proxy for the stockholder, will have the discretion to vote on such matters in accordance with its best judgment.

Time and Place

The Special Meeting will be held at 11:00 a.m., Eastern time, on July 30, 2008, at the Holiday Inn, located at State, Route 47 and I-75, in Sidney, Ohio.

Revoking Your Proxy

A proxy given pursuant to this solicitation may be revoked at any time before it is voted.  Proxies may be revoked by: (i) filing with the Secretary of the Company at or before the Special Meeting a written notice of revocation bearing a later date than the proxy; (ii) duly executing a subsequent proxy relating to the same shares and delivering it to the Secretary of the Company at or before the Special Meeting; or (iii) attending the Special Meeting and voting in person (although attendance at the Special Meeting will not in and of itself constitute revocation of a proxy).  Any written notice revoking a proxy should be delivered to Gary N. Fullenkamp, Secretary, Peoples-Sidney Financial Corporation, 101 East Court Street, Sidney, Ohio  45365.

Record Date

Only PSFC stockholders of record at the close of business on the Record Date are entitled to vote at the Special Meeting.  Each stockholder will be entitled to cast one vote for each PSFC share then owned.  According to PSFC's records, as of the Record Date, there were 1,361,048 votes entitled to be cast at the Special Meeting.

Quorum and Required Vote

The holders of at least one-third of the outstanding shares of the Common Stock, present in person or represented by proxy, will constitute a quorum for purposes of the Special Meeting.  Proxies marked to abstain and broker non-votes will be counted for purposes of determining a quorum.

Under Delaware law and PSFC's Certificate and Regulations, the affirmative vote of at least a majority of the issued and outstanding PSFC shares as of the Record Date is necessary to approve the Stock Splits.  The executive officers and directors of PSFC, who together own approximately 19.5% of the voting power of the PSFC shares outstanding and entitled to vote at the meeting, have indicated they will vote in favor of the Stock Splits.  Stockholders holding PSFC shares in “street name” should review the information provided to them by their nominee (such as a broker or bank).  This information will describe the procedures to follow to instruct the nominee how to vote the street name shares and how to revoke previously given instructions.  The proposal to approve the Stock Splits is a “non-discretionary” item, meaning that nominees cannot vote PSFC shares in their discretion on behalf of a client if the client has not given them voting instructions. Shares held in street name that are not voted by brokerage firms or other nominees are referred to as “broker non-votes.”  Because the affirmative vote of a majority of the outstanding PSFC shares is necessary to approve the Stock Splits, broker non-votes and abstentions will have the same effect as a vote “AGAINST” the proposal to approve the Stock Splits.

The Board urges you to complete, date and sign the enclosed proxy and to return it promptly in the enclosed postage prepaid envelope so that a quorum can be assured for the Special Meeting and your PSFC shares can be voted as you wish.

We maintain the ESOP, which owns approximately 11.5% of the Company’s outstanding Common Stock.  Employees of the Company (and former employees who have not yet received their ESOP distributions) participate in the ESOP.  First Bankers Trust Company, N.A. of Quincy, Illinois (the “Trustee”) is the trustee of the ESOP and is considered to beneficially own all of the shares of Common Stock held by the ESOP.  Each ESOP participant may instruct the Trustee how to vote the shares of Common Stock allocated to the participant’s account(s) under the ESOP.  If an ESOP participant properly executes and timely submits the voting instruction card distributed by the Trustee, the Trustee will vote such participant’s ESOP shares in accordance with the participant’s instructions.  If an ESOP participant fails to submit timely voting instructions to the Trustee with respect to the voting of the Common Stock allocated to the participant’s ESOP account(s), or if the participant submits a properly executed voting instruction card with no specific instruction as to how the Trustee is to vote the participant’s allocated shares at the Meeting, the Trustee will vote those allocated shares in its discretion.  The Trustee will vote the shares of Company Common Stock held in the ESOP but not allocated to any participant’s account in the same manner as directed by the majority of ESOP participants who directed the Trustee as to the manner of voting their allocated ESOP shares with respect to each proposal.

Solicitation and Costs

The enclosed proxy is solicited on behalf of the Board.  In addition, proxies may be solicited by the directors, officers and other employees of PSFC and the Association, in person or by telephone, telegraph, mail, facsimile or electronic mail only for use at the Special Meeting.  PSFC will bear the costs of preparing, assembling, printing and mailing this Proxy Statement and the enclosed proxy and all other costs of the Board's solicitation of proxies for the Special Meeting.  Brokerage houses, banks and other nominees, fiduciaries, and custodians nominally holding PSFC shares as of the Record Date will be requested to forward proxy soliciting material to the beneficial owners of such PSFC shares, and we will reimburse them for their reasonable expenses.

We estimate that the repurchase of fractional PSFC shares from Cashed Out Holders in connection with the Stock Splits will cost approximately $1,289,500.00 and will reduce the number of record holders of the Company’s shares from approximately 737 to 165.  We expect that, as a result of the Stock Splits and the cashing out of fractional shares held by the Cashed Out Holders, our aggregate stockholders’ equity will change from approximately $15.6 million as of December 31, 2007 to approximately $14.2 million; and book value per share would change from $11.65 to $11.47, assuming the cash out of fractional shares had occurred on December 31, 2007.  If the Stock Splits are completed, Cashed Out Holders will receive cash in the amount of $13.47 per share held immediately prior to the Stock Splits.

We intend to finance the Stock Splits by using cash and cash equivalents on hand.  It is not expected that the payment  with respect to the Stock Splits or the associated expenses described below will have a materially adverse effect on the Company’s capital adequacy, liquidity, results of operations or cash flow.

The following is an estimate of the expenses we expect to incur in connection with the Stock Splits and the solicitation of proxies for the Special Meeting.  Final costs may be higher or lower than the estimates shown below.

ITEM	APPROXIMATE COST

Legal fees	$65,000
Keller & Company fees	$12,000
Accounting fees	$5,000
Filing fees	$250
Printing, mailing and other costs	$10,000

Total	$92,250

Based on the estimated cost savings as a result of PSFC deregistering its shares, PSFC will recoup the expense of the Stock Splits in less than one year.

VOTING SECURITIES AND OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
AND MANAGEMENT

The following table sets forth information, as of March 31, 2008, regarding the shares of Common Stock beneficially owned by (i) the Company’s ESOP, (ii) our President and Chief Executive Officer, Douglas Stewart, and (iii) all directors and executive officers of the Company and the Association as a group.  No person or entity, other than the ESOP and Douglas Stewart, is known by management to beneficially own more than five percent of the outstanding shares of Common Stock.  For information regarding the beneficial ownership of Common Stock by directors of the Company, see “Stock Splits Proposal – Description and Interest of Certain Persons in Matters to be Acted Upon.”  The address for each director of the Company is 101 East Court Street, Sidney, Ohio 45365.

Name and Address of Beneficial Owner	Shares Beneficially Owned	Percent Of Class

Peoples-Sidney Financial Corporation Employee Stock Ownership Plan 101 East Court Street Sidney, Ohio 45365	156,904 (1)	11.5%

Douglas Stewart 101 East Court Street Sidney, Ohio 45365	117,660 (2)	8.4%

All directors and executive officers of the Company and the Association as a group (8 persons)	367,261 (3)	25.1%
__________________

(1)
The amount listed represents shares of Common Stock held by the ESOP.  As of March 31, 2008, 128,524 shares of Common Stock held by the ESOP had been allocated to the accounts of ESOP participants.  First Bankers Trust Company, N.A., Quincy, Illinois, as the Trustee of the ESOP, may be deemed to beneficially own all of the shares of Common Stock held by the ESOP.  Pursuant to the terms of the ESOP, ESOP participants have the right to direct the voting of shares allocated to their ESOP accounts.  If an ESOP participant properly executes and timely submits the voting instruction card distributed by the Trustee, the Trustee will vote such participant’s ESOP shares in accordance with the participant’s instructions.  If an ESOP participant fails to submit timely voting instructions to the Trustee with respect to the voting of the Common Stock allocated to the participant’s ESOP account(s), or if the participant submits a properly executed voting instruction card with no specific instruction as to how the Trustee is to vote the participant’s allocated shares at the Meeting, the Trustee will vote those allocated shares in its discretion.  The Trustee will vote the shares of Company Common Stock held in the ESOP but not allocated to any participant’s account in the same manner as directed by the majority of ESOP participants who directed the Trustee as to the manner of voting their allocated ESOP shares with respect to each proposal.

(2)
Includes (i) 44,634 shares subject to options awarded under the Company’s Amended and Restated Stock Option and Incentive Plan (the “Stock Option Plan”), which are exercisable within 60 days of March 31, 2008, and (ii) 26,797 shares that have been allocated to Mr. Stewart’s ESOP account.

(3)
Includes shares held directly, as well as shares held jointly with family members, shares held in retirement accounts, shares held in a fiduciary capacity or by certain family members, with respect to which shares the group members may be deemed to have sole or shared voting and/or dispositive power.  The amount reported above also includes 101,692 shares subject to options awarded under the Stock Option Plan, which are exercisable within 60 days of March 31, 2008.  Full disclosure with respect to the stock ownership interests of the directors and executive officers of the Company can be found in “Stock Splits Proposal – Description and Interest of Certain Persons in Matters to be Acted Upon.”

Market Price and Dividend Information

PSFC shares are currently traded on the Over-the-Counter Bulletin Board (the “OTCBB”)under the symbol “PSFC”.  The following table lists the high and low closing prices and dividend information for the periods indicated.  The last sale of PSFC shares reported on the OTCBB on May 27, 2008 was $12.50.  Prices in the table do not reflect any retail mark-ups or mark-downs or commissions.

			Cash Dividends
Quarter Ended	High Close	Low Close	Declared
Fiscal 2008
March 31, 2008	$15.00	$9.25	$.16[1]
December 31, 2007	$14.00	$10.10	$.26[2]
September 28, 2007	$13.26	$12.60	$.16[3]

Fiscal 2007
June 29, 2007	$13.50	$12.25	$.16[4]
March 30, 2007	$14.50	$12.85	$.16[5]
December 29, 2006	$15.00	$14.17	$.26[6]
September 29, 2006	$15.00	$14.90	$.16[7]

Fiscal 2006
June 30, 2006	$15.25	$14.50	$.16[8]
March 31, 2006	$15.10	$14.56	$.16[9]
December 30, 2005	$16.48	$14.11	$.25[10]
September 30, 2005	$17.35	$13.44	$.15[11]

Dividends are paid only when declared by the Board, in its sole discretion, based on PSFC’s financial condition, results of operation, market conditions, regulatory constraints and

_____________

1Paid by the Company on Feb. 15, 2008.
2 Paid by the Company on Nov. 15, 2007.
3 Paid by the Company on Aug. 15, 2007.
4 Paid by the Company on May. 15, 2007.
5 Paid by the Company on Feb. 15, 2007.
6 Paid by the Company on Nov. 15, 2006.
7 Paid by the Company on Aug. 15, 2006.
8 Paid by the Company on May. 15, 2006.
9 Paid by the Company on Feb. 15, 2006.
10 Paid by the Company on Nov. 15, 2005.
11 Paid by the Company on Dec. 15, 2005.

such other factors as it may deem appropriate.  No change to this dividend policy will occur as a result of the Stock Splits.

If the Stock Splits are completed and we deregister our shares with the SEC, our shares will continue to be traded on the OTCBB.

PSFC Share Repurchase Information

PSFC began a five percent (5%) share buy back program in April, 2005, that was completed in November, 2006.  Information concerning the share repurchases undertaken pursuant to this share repurchase program within the past two years is as follows:

Trade Date	#/Shares	Price per share ($)	Cost($)
4/27/06	7,500	15.00	112,500.00
7/27/06	8,380	15.00	125,700.00
10/27/06	5,000	14.95	74,750.00
11/01/06	8,000	14.95	119,600.00
11/15/06	6,120	14.95	91,494.00
11/27/06	4,100	15.00	61,500.00

PAST CONTACTS, TRANSACTIONS, NEGOTIATIONS AND AGREEMENTS

During the past two years, neither the Company nor the Association has engaged in significant transactions with any of their affiliates, executive officers or directors, nor has the Company or the Association engaged in negotiations regarding such types of transactions.  The concept of “significant transaction” includes any transaction or series of similar transactions with an aggregate value in excess of $60,000.

There are no agreements between the Company, the Bank, or the Company’s executive officers and directors and any other person with respect to any shares of the Company’s common stock, except as related to shares covered by option grants under the terms of the ESOP.  Directors and officers of the Company and their associates are customers of and have had transactions with the Association in the ordinary course of business.  All loans and commitments included in such transactions have been made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and did not involve more than the normal risk of collectability or present other unfavorable features.  Currently, no executive officer or director is indebted by any such loan to the Association.  In addition, no director or executive officer has pledged shares of our common stock.

The Company is not aware of any arrangements that may result in a change in control of the Company.  Presently, neither the Company nor the Association has any plans, proposals or negotiations that relate to or would result in: (i) any purchase, sale or transfer of a material amount of the assets of the Company or any of its subsidiaries; (ii) any material change in the present dividend rate or policy, or indebtedness or capitalization of the Company’ (iii) any change in the present Board or the management of the Company, including any plans or proposals to change the number or term of directors or to fill any existing vacancies on the board or to change any material term of the employment contract of any executive officer; or (iv) any other material change in the Company’s structure or business.  There is always the possibility, however, that we may enter into an arrangement or transaction that would result in the change in control of the Company in the future, including but not limited to (A) entering into a merger or acquisition transaction, (B) making a public or private offering of our shares, or (C) entering into any other arrangement, agreement or transaction we may deem advisable.  We will disclose the terms of such a transaction at the appropriate time upon the advice of counsel.

FINANCIAL INFORMATION

Summary Historical Financial Information

The following summary consolidated financial information was derived from PSFC's audited consolidated financial statements as of and for each of the years ended June 30, 2007 and 2006 and from unaudited consolidated interim financial statements as of and for the six months ended December 31, 2007 and 2006.  The consolidated statement of earnings data for the six months ended December 31, 2007 is not necessarily indicative of results for a full year.  This financial information is only a summary and should be read in conjunction with our historical financial statements and the accompanying footnotes, which are incorporated herein by reference into this Proxy Statement.  Please see the section entitled “Incorporation of Certain Documents by Reference.”

	SIX MONTHS ENDED		YEAR ENDED
	DECEMBER 31,		JUNE 30,
RESULTS OF OPERATIONS	2007	2006	2007	2006
Interest income	$4,553,422	$4,458,470	$8,981,383	$8,415,763
Interest expense	2,199,852	2,088,850	4,231,456	3,628,446
Net interest income	2,353,570	2,369,620	4,749,927	4,787,317
Provision for loan losses	83,269	(69,097)	1,687	72,568
Net interest income after provision for loan losses	2,270,301	2,438,717	4,748,246	4,714,749
Non-interest income	69,206	64,812	132,268	133,945
Non-Interest expenses	1,667,369	1,621,750	3,295,239	3,222,704
Income before income taxes	672,138	881,779	1,585,275	1,625,990
Income tax expense	240,600	312,300	565,300	586,600
Net income	$431,538	$569,479	$1,019,975	$1,039,390

FINANCIAL CONDITION
Total assets	$136,506,936	$137,861,903	$138,308,294	$139,047,468
Total deposits	81,559,741	80,861,326	82,479,470	82,819,038
Net loans	121,066,972	123,771,943	121,487,075	124,171,193
Total liabilities	119,537,245	120,928,909	121,372,738	121,791,127
Stockholders' equity	15,581,632	15,261,059	15,258,318	15,499,512
Average assets	137,143,750	138,405,075	138,512,437	137,668,000
Average stockholders' equity	15,504,174	16,300,817	15,247,000	16,554,000

KEY FINANCIAL RATIOS
Return on average assets	0.63%	0.82%	0.74%	0.75%
Return on average equity	5.57%	6.99%	6.69%	6.28%
Ratio of operating expenses to average total assets	2.44%	2.34%	2.38%	2.34%
Dividends paid as a percent of net income	129.70%	99.45%	97.37%	94.74%

PER SHARE DATA
Net income, basic	$0.32	$0.42	$0.76	$0.76
Net income, diluted	$0.32	$0.42	$0.76	$0.76
Cash dividends declared	$0.42	$0.42	$0.74	$0.72
Book Value	$11.65	$11.50	$11.45	$11.45

PSFC's book value per share, as set forth above, has been derived from financial statements prepared by PSFC's management relating to the fiscal periods set forth above.  As required by Exchange Act Rule 13a-14(a), PSFC's Chief Executive Officer and Chief Financial

Officer have certified that such financial statements, and the financial information included in the periodic reports in which such financial statements appear, fairly present in all material respects the financial condition, results of operation and cash flows of PSFC as of, and for, the periods presented in such periodic reports.

Pro Forma Financial Information

We do not expect the Stock Splits or our use of approximately $1,381,750 to complete the Stock Splits (which includes payments to be made to Cashed Out Holders and professional fees and other expenses related to the transaction) to have any material adverse effect on our capitalization, liquidity, results of operations or cash flow.  Please see the section entitled “Meeting and Voting Information - Solicitation and Costs.”  We expect to finance the Stock Splits with cash and cash equivalents on hand.

If the Stock Splits are completed, Cashed Out Holders will receive cash in the amount of $13.47 per PSFC share held immediately prior to the Stock Splits.  The repurchase of the fractional PSFC shares resulting from the Stock Splits is estimated to cost approximately $1,289,500 and would reduce the number of record holders of PSFC shares from approximately 737 to approximately 165.

We expect that, as a result of the Stock Splits and the cashing out of fractional PSFC shares held by the Cashed Out Holders:

•	Our aggregate stockholders' equity will change from approximately $15.6 million as of December 31, 2007 to approximately $14.2 million; and

•	Book value per Common Share would change from $11.65 to $11.47, assuming the cash out of fractional PSFC shares had occurred on December 31, 2007.

The following pro forma consolidated information has been derived from PSFC's financial statements.  The financial statements for the year ended June 30, 2007, have been audited by independent certified public accountants.  The financial statements as of and for the Company’s six months ended December 31, 2007 are unaudited.

The pro forma consolidated financial statements have been prepared based upon the assumption that the Stock Splits were completed effective the first day of the period presented for the income statement and as of the date of the balance sheet, and all fractional PSFC shares under one whole share are repurchased.  These pro forma consolidated financial statements are not necessarily indicative of the results that would have occurred had the Stock Splits actually taken place at the respective time periods specified nor do they purport to project the results of operations for any future date or period.  Based on information from various external sources, PSFC believes that approximately 95,730 PSFC shares will be repurchased at $13.47 per share for a total purchase price of approximately $1,289,500.

The pro forma results are not indicative of future results because PSFC's public reporting costs for the periods presented include only the historic public reporting costs and do not include anticipated future costs.  Further, these results exclude the $65,000 one-time estimated cost savings as a result of suspended Exchange Act reporting requirements.

The unaudited pro forma financial statements should be read in conjunction with our historical financial statements and the accompanying footnotes, which are incorporated herein by reference into this Proxy Statement.  Please see the section entitled “Incorporation of Certain Documents by Reference.”

PRO FORMA CONSOLIDATED BALANCE SHEET
AT JUNE 30, 2007

	HISTORICAL	PRO-FORMA ADJUSTMENTS		PRO-FORMA COMBINED
ASSETS
Cash and due from banks	$1,065,054	$		$1,065,054
Interest bearing deposits(1)	6,117,144	(1,353,350	) (1)	4,763,794
Total cash and cash equivalents	$7,182,198	$(1,353,350)		$5,828,848

Investment securities available for sale-at market	4,847,820			4,847,820
Loans receivable, net of allowance of $664,800	121,487,075			121,487,075
Office premises and equipment at depreciated cost	1,864,053			1,864,053
Federal Home Loan Bank	1,820,800			1,820,800
Accrued interest receivable	795,326			795,326
Other real estate owned and repossessions	143,482			143,482
Prepaid expenses and other assets	167,540			167,540
Total assets	$138,308,294	$(1,353,350)		$136,954,944

LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits	$82,479,470			$82,479,470
Advances from the Federal Home Loan Bank	38,189,030			38,189,030
Accrued interest payable and other liabilities	704,238	(21,700)		682,538
Total liabilities	121,372,738	(21,700)		121,351,038

Common stock in ESOP subject to repurchase obligation	1,677,238			1,677,238

Preferred stock, 500,000 shares authorized, par value $.01; none issued and outstanding	--			--
Common stock, 3,500,000 shares authorized, par value $.01; $1,785,375 shares issued	16,569			16,569
Additional paid-in capital(1)	9,169,858			9,169,858
Retained earnings, restricted	11,702,607	(42,150	) (2)	11,660,457
Unearned employee stock ownership plan shares	(333,042)			(333,042)
Treasury stock 424,327 and 520,057 shares at cost	(5,198,322)	(1,289,500	) (1)	(6,487,822)
Accumulated other comprehensive loss, unrealized loss on securities designated as available for sale, net of tax effects	(99,352)			(99,352)
Total stockholders’ equity	15,258,318	(1,331,650)		13,926,668
Total liabilities and stockholders’ equity	$138,308,294	$(1,353,350)		$136,954,944

(1)
Represents estimated cash paid for fractional shares and transaction expenses of $1,289,500 and $92,250, respectively plus $52,600 in estimated forfeited interest on funds needed for the transaction, net of $81,000 in historical cost savings estimated to be realized as a result of no longer being a public company.

(2)	Represents the related after-tax decrease in equity.

PRO FORMA CONSOLIDATED INCOME STATEMENT
YEAR ENDED JUNE 30, 2007

	HISTORICAL	PRO-FORMA ADJUSTMENTS		PRO-FORMA COMBINED
Interest income
Loans, including fees	$8,498,715	$		$8,498,715
Investment securities	210,304			210,304
Interest-bearing deposits (1)	161,484	(52,600	)(1)	108,884
Dividends on Federal Home Loan Bank Stock	110,880			110,880
Total interest income	8,981,383	(52,600)		8,928,783

Interest expense
Deposits	2,136,734			2,136,734
Federal Home Loan Bank advances	2,094,722			2,094,722
Total interest expense	4,231,456			4,231,456

Net interest income	4,749,927	(52,600)		4,697,327

Provision for losses on loans	1,681			1,681

Net interest income after provision for losses on loans	4,748,246	(52,600)		4,695,646

Noninterest income
Service charges and other fees	126,140			126,140
Gain (loss) on sale of REO and repossessions	(3,406)			(3,406)
Mortgage banking income	4,534			4,534
Gain on sale of premises and equipment	5,000			5,000
Total noninterest income	132,268			132,268

Noninterest expense
Employee compensation and benefits	1,735,497			1,735,497
Director fees	97,200			97,200
Occupancy and equipment	379,605			379,605
Franchise taxes	211,513			211,513
Data processing	351,544			351,544
Other operating (2)	519,880	11,250	(2)	531,130
Total noninterest expense	3,295,239	11,250		3,212,739

Income before income taxes	1,585,275	(63,850)		1,521,425

Income tax expense	565,300	(21,700)		543,600

Net income	$1,019,975	$(42,150)		$977,825
Earnings per common share – basic (3)	$0.76			$0.79	(3)
Earnings per common share – diluted (3)	$0.76			$0.79	(3)

(1)	Interest forfeited from using $1,381,750 in interest-bearing deposits to fund the transaction at 3.81%.

(2)
Includes $92,250 in transaction costs (legal, accounting and other expenses) related to the reverse stock split.  Also includes historical cost savings estimated to be realized as a result of no longer being a public company totaling $81,000 annually.  These costs include accounting, legal, filing, printing and other expenses.

(3)	Basic and diluted earnings per share calculations include historical weighted average shares of 1,336,240 less the anticipated repurchase of 95,730 shares resulting from the reverse stock split.

PRO FORMA CONSOLIDATED BALANCE SHEET
AT DECEMBER 31, 2007

	HISTORICAL	PRO-FORMA ADJUSTMENTS		PRO-FORMA COMBINED
ASSETS
Cash and due from banks	$1,078,497	$		$1,078,497
Interest bearing deposits (1)	5,313,213	(1,366,650	)(1)	3,946,563
Total cash and cash equivalents	6,391,710	(1,366,650)		5,025,060

Time deposits	1,000,000			1,000,000
Investment securities available for sale-at market	3,001,570			3,001,570
Loans receivable, net of allowance of $737,900	121,066,972			121,066,972
Office premises and equipment at depreciated cost	1,836,199			1,836,199
Federal Home Loan Bank stock-at cost	1,820,800			1,820,800
Accrued interest receivable	861,229			861,229
Other real estate owned and repossessions	438,463			438,463
Prepaid expenses and other assets	89,993			89,993
Total assets	$136,506,936	$(1,366,650)		$135,140,286

LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits	$81,559,741			$81,559,741
Advances from the Federal Home Loan Bank	37,381,931			37,381,931
Accrued interest payable and other liabilities	595,573	(26,200)		569,373
Total liabilities	119,537,245	(26,200)		119,511,045

Common stock in ESOP subject to repurchase obligation	1,388,059			1,388,059

Preferred stock, 500,000 shares authorized, par value $.01; none issued and outstanding	--			--
Common stock, 3,500,000 shares authorized, par value $.01; $1,785,375 shares issued	16,569			16,569
Additional paid-in capital(1)	9,461,176			9,461,176
Retained earnings, restricted	11,574,423	(50,950	)(1)	11,523,473
Unearned employee stock ownership plan shares	(274,145)			(274,145)
Treasury stock 424,327 and 520,057 shares at cost	(5,198,322)	(1,289,500	)(1)	(6,487,822)
Accumulated other comprehensive income, unrealized gains on securities designated as available for sale, net of tax effects	1,931			1,931
Total stockholders’ equity	15,581,632	(1,340,450)		14,241,182
Total liabilities and stockholders’ equity	$136,506,936	$(1,366,650)		$135,140,286

(1)
Represents estimated cash paid for fractional shares and transaction expenses of $1,289,500 and $92,250, respectively plus $25,400 in estimated forfeited interest on funds needed for the transaction, net of $40,500 in pro-rated historical cost savings estimated to be realized as a result of no longer being a public company.

(2)	Represents the related after-tax decrease in equity.

PRO FORMA CONSOLIDATED INCOME STATEMENT
FOR SIX MONTHS ENDED DECEMBER 31, 2007

	HISTORICAL	PRO-FORMA ADJUSTMENTS		PRO-FORMA COMBINED
Interest income
Loans, including fees	$4,284,121	$		$4,284,121
Investment securities	108,349			108,349
Interest-bearing deposits (1)	98,995	(25,400	)(1)	73,595
Dividends on Federal Home Loan Bank Stock	61,957			61,957
Total interest income	4,553,422	(25,400)		4,528,022

Interest expense
Deposits	1,186,520			1,186,520
Federal Home Loan Bank advances	1,013,332			1,013,332
Total interest expense	2,199,852			2,199,852

Net interest income	2,353,570	(25,400)		2,328,170

Provision for losses on loans	83,269			83,269

Net interest income after provision for losses on loans	2,270,301	(25,400)		2,244,901

Noninterest income
Service charges and other fees	55,020			55,020
Gain (loss) on sale of REO and repossessions	4,554			4,554
Mortgage banking income	9,632			9,632
Total noninterest income	69,206			69,206

Noninterest expense
Employee compensation and benefits	861,555			861,555
Director fees	48,600			48,600
Occupancy and equipment	191,554			191,554
Franchise taxes	102,836			102,836
Data processing	192,347			192,347
Other operating (2)	270,477	51,750	(2)	322,227
Total noninterest expense	1,667,369	51,750		1,719,119

Income before income taxes	672,138	(77,150)		594,988

Income tax expense	240,600	(26,200)		214,400

Net income	$431,538	$(50,950)		$380,588

Earnings per common share – basic (3)	$0.32			$0.31	(3)
Earnings per common share – diluted (3)	$0.32			$0.31	(3)

(1)	Interest forfeited from using $1,381,750 in interest-bearing deposits to fund the transaction at 3.68%.

(2)
Includes $92,250 transaction costs (legal, accounting and other expenses) related to the reverse stock split.  Also includes $40,500 in pro-rated historical cost savings estimated to be realized as a result of no longer being a public company totaling $81,000 annually.  These costs include accounting, legal, filing, printing and other expenses.

(3)	Basic and diluted earnings per share calculations include historical weighted average shares of 1,335,178 less the anticipated repurchase of 95,730 shares resulting from the reverse stock split.

AVAILABLE INFORMATION

The Stock Splits will constitute a “going-private” transaction for purposes of Rule 13e-3 of the Exchange Act.  As a result, PSFC has filed the Schedule 13E-3 which contains additional information about PSFC.  Copies of the Schedule 13E-3 are available for inspection and copying at PSFC's principal executive offices during regular business hours by any interested stockholder of PSFC, or a representative who has been so designated in writing, and may be inspected and copied, or obtained by mail, by written request addressed to PEOPLES-SIDNEY FINANCIAL CORPORATION, 101 East Court Street, Sidney, Ohio 45365.

PSFC is currently subject to the information requirements of the Exchange Act and files periodic reports, proxy statements and other information with the SEC relating to its business, financial and other matters.  Copies of such reports, proxy statements and other information, as well as the Schedule 13E-3, may be copied (at prescribed rates) at the public reference facilities maintained by the SEC.  For further information concerning the SEC's public reference rooms, you may call the SEC at 1-800-SEC-0330.  Some of this information may also be accessed on the World Wide Web through the SEC's internet address at www.sec.gov.  We have not made any provision in connection with the Stock Splits and the information contained in this Proxy Statement to grant unaffiliated stockholders access to our corporate records.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

In our filings with the SEC, information is sometimes incorporated by reference.  This means that we are referring you to information that we have filed separately with the SEC.  The information incorporated by reference should be considered part of this Proxy Statement, except for any information superseded by information contained directly in this Proxy Statement or in any other subsequently filed document.

Pursuant to the Exchange Act, we currently file annual and quarterly reports with the SEC.  Our Annual Report on Form 10-KSB for the fiscal year ended June 30, 2007, filed pursuant to Section 13 of the Exchange Act, includes financial statements and schedules.  Our most recent quarterly report on Form 10-Q for the nine month period ended March 31, 2008, filed pursuant to Section 13 of the Exchange Act, also includes financial statements and schedules.  The Company’s Form 10-KSB was filed with the SEC on September 28, 2007, its most recent Form 10-QSB for the quarter ended March 31, 2008 was filed with the SEC on May 15, 2008, its Form 10-QSB for the quarter ended December 31, 2007 was filed with the SEC on February 14, 2008, and its Form 10-QSB for the quarter ended September 28, 2007 was filed with the SEC on November 14, 2007.  We undertake to deliver promptly, without charge, upon the written or oral request of any stockholder, a separate copy of our annual report on Form 10-KSB or a quarterly report on Form 10-QSB.  Requests should be submitted to Deb Geuy, Chief Financial Officer and Treasurer, 101 East Court Street, Sidney, Ohio  45365.

This Proxy Statement incorporates by reference the following documents that we have previously filed with the SEC.  They contain important information about PSFC and its financial condition.

•	Our Annual Report on Form 10-KSB for the year ended June 30, 2007.

•	Our Quarterly Report on Form 10-QSB for the quarter ended March 31, 2008.

•	Our Quarterly Report on Form 10-QSB for the quarter ended December 31, 2007.

•	Our Quarterly Report on Form 10-QSB for the quarter ended September 28, 2007.

We also incorporate by reference any additional documents that we may file with the Commission under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act between the date of this Proxy Statement and the date of the Special Meeting.

We will provide, without charge, upon the written or oral request of any person to whom this Proxy Statement is delivered, by first class mail or other equally prompt means within one business day of receipt of such request, a copy of any and all information that has been incorporated by reference, without exhibits unless such exhibits are also incorporated by reference in this Proxy Statement.  You may obtain a copy of these documents and any amendments thereto by written request addressed to PEOPLES-SIDNEY FINANCIAL CORPORATION, 101 East Court Street, Sidney, Ohio 45365.  These documents are also included in our SEC filings, which you can access electronically at the SEC website located at http://www.sec.gov.

OTHER MATTERS

The Board of Directors is not aware of any business to come before the Meeting other than the matters described above in this Proxy Statement.  If, however, any other matters should properly come before the Meeting, it is intended that holders of the proxies will act in accordance with their best judgment.

The cost of solicitation of proxies will be borne by the Company.  The Company will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to the beneficial owners of the Common Stock.  In addition to solicitation by mail, directors and officers of the Company and regular employees of the Association may solicit proxies personally, by fax or telephone, without additional compensation.

We have not authorized anyone to give any information or make any representation about the transaction or us that differs from, or adds to, the information in this proxy statement or in our documents that are publicly filed with the SEC.  If anyone does give you different or additional information, you should not rely on it.

BY ORDER OF THE BOARD OF DIRECTORS

DOUGLAS STEWART
President and Chief Executive Officer
Sidney, Ohio
June 11, 2008

EXHIBIT A

KELLER & COMPANY, INC.

FINANCIAL INSTITUTION CONSULTANTS

555 METRO PLACE NORTH

SUITE 524
DUBLIN, OHIO 43017
_______________________________________

(614) 766-1426        (614) 766-1459 FAX

May 15, 2008

Board of Directors
Peoples-Sidney Financial Corporation
101 East Court Street
Sidney, Ohio 45365-0727

Members of the Board:

You have requested our opinion as to the fairness, from a financial point of view to the shareholders of Peoples-Sidney Financial Corporation (“Peoples-Sidney”), of the proposed price per share for Peoples-Sidney stock to be paid to shareholders in connection with the Reverse/Forward Stock Split (“Split”) as defined below and set forth in the proxy material and to be sent to certain shareholders of record date.  Keller also gave consideration of the fairness, from a financial point of view, of the  proposed price per share to unaffiliated shareholders.

As more fully described in the proxy material to be sent to shareholders, Peoples-Sidney will conduct a Split, resulting in an exchange of one share for each 600 shares of Peoples-Sidney.  Any shareholder with less than 600 shares of Peoples-Sidney will receive cash based on a price per share of $13.47.  Upon completion of the reverse stock split, Peoples-Sidney will then complete a forward stock split issuing 600 shares of Peoples-Sidney for each current share of Peoples-Sidney.

Keller & Company, Inc. (“Keller”), as part of its bank consulting and advisory business, is regularly engaged in the valuation of financial institutions and their securities in connection with the underwritings and distributions of listed and unlisted securities and with mergers and acquisitions and other corporate transactions.  In connection with this opinion, we have reviewed, among other things: (i) proxy material; (ii) Annual Reports for the years ended June 30, 2005, 2006 and 2007; (iii) Form 10-Q for the quarters ended March 31, September 30, and December 31, 2006 and 2007; (iv) certain publicly-available financial statements of Peoples-Sidney as of December 31, 2006 and 2007, and other historical financial information provided by Peoples-Sidney that we deemed relevant; and (v) such other information, financial studies, analyses and investigations and financial, economic and market criteria as we considered relevant.  We reviewed historical returns and the current and historical market prices and trading volumes of Peoples-Sidney’s common stock and the historical and recent earnings and other operating data of Peoples-Sidney and the current and future earnings and capitalization of Peoples-Sidney.  We considered the current market environment in general and the banking environment in particular as well as the market trend for thrift stocks in 2007 and year-to-date 2008.

While historical market prices were reviewed and historical pricing trends were also reviewed, the focus of our analysis related to current market prices for Peoples-Sidney and for the thrift industry, due to the volatility of thrift stocks and the fact that historical prices are not indicative of current market conditions today.

In arriving at its opinion, Keller considered financial information and trends for Peoples-Sidney, the current market prices of a selected peer group of similar publicly-traded thrift institutions and holding companies and the terms, conditions and premiums paid on other similar transactions.

During the completion of our review, we have assumed and relied upon the accuracy and completeness of all the financial information, analyses and other information that was publicly-available or otherwise furnished to, reviewed by or discussed with us, and we do not assume any responsibility or liability for independently verifying the accuracy or completeness thereof.  We did not make an independent evaluation or appraisal of the specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of Peoples-Sidney or any of its subsidiaries, or the collectability of any such assets, nor have we been furnished with any such evaluations or appraisals.  We did not make an independent evaluation of the adequacy of the allowance for loan losses of Peoples-Sidney nor have we reviewed any individual credit files relating to Peoples-Sidney and, we have assumed that the respective allowances for loan losses for Peoples-Sidney is adequate to cover such losses.  We have also assumed that there has been no material change in Peoples-Sidney’s assets, financial condition, results of operations, business since the date of the most recent financial statements made available to us.  Our opinion is necessarily based upon information available to us, and financial, stock, market and other conditions and circumstances existing, as of the date hereof.

Keller also reviewed the financial structure of the transaction relative to the Corporation’s current and pro forma book value per share and the trading prices for Peoples during the past two years, giving consideration to the fairness of the transaction to shareholders directly involved in the transaction as well as to unaffiliated shareholders.

The opinion of Keller is directed to the Board of Directors and stockholders of Peoples-Sidney in connection with its Split and does not constitute a recommendation to any stockholder of Peoples-Sidney as to how a stockholder should vote at any meeting of stockholders called to consider and vote upon the Split.  The opinion of Keller is not to be quoted or referred to, in whole or in part, in any proxy material or in any other document, nor shall this opinion be used for any other purposes, without Keller’s prior written consent provided; however, we hereby consent to the inclusion of this opinion as an annex to Peoples-Sidney’s proxy material and to the references to this opinion therein.

Based upon and subject to the foregoing, it is our opinion, as of the date hereof, that the price per share of $13.47 for Peoples-Sidney stock used in the Split of Peoples-Sidney is fair, from a financial point of view to shareholders directly involved in the Reverse/Forward Stock Split as well as to unaffiliated shareholders.

Very truly yours,

KELLER & COMPANY, INC.

EXHIBIT B

PROPOSED FORM OF AMENDMENT TO
CERTIFICATE OF INCORPORATION
TO EFFECT REVERSE STOCK SPLIT

Paragraph A of the Fourth Article of the Certificate of Incorporation is hereby amended by deleting Paragraph A in its entirety and replacing it with the following Paragraph A:

“A.  The total number of shares of all classes of stock which the Corporation shall have the authority to issue is four million (4,000,000) consisting of:

1.           Five hundred thousand (500,000) shares of preferred stock, par value one cent ($.01) per share (the “Preferred Stock”); and

2.           Three million five hundred thousand (3,500,000) shares of common stock, par value one cent ($.01) per share (the “Common Stock”).

Without regard to any other provision of this Certificate of Incorporation, each one (1) share of Common Stock, either issued and outstanding or held by the Corporation as treasury stock, immediately prior to the time this amendment becomes effective shall be and is hereby automatically reclassified and changed (without any further act) into one-600 hundredth (1/600th) of a fully-paid and nonassessable share of Common Stock, provided that no fractional shares shall be issued to any registered holder of fewer than 600 shares of Common Stock immediately prior to the time this amendment becomes effective, and that instead of issuing such fractional shares, the Corporation shall pay in cash $13.47 for each share of  Common Stock held by any registered holder of fewer than 600 shares of Common Stock immediately before the time this amendment becomes effective.”

EXHIBIT C

PROPOSED FORM OF AMENDMENT TO
CERTIFICATE OF INCORPORATION
TO EFFECT FORWARD STOCK SPLIT

Paragraph A of the Fourth Article of the Certificate of Incorporation is hereby amended by deleting Paragraph A in its entirety and replacing it with the following Paragraph A:

“A.  The total number of shares of all classes of stock which the Corporation shall have the authority to issue is four million (4,000,000) consisting of:

1.           Five hundred thousand (500,000) shares of preferred stock, par value one cent ($.01) per share (the “Preferred Stock”); and

2.           Three million five hundred thousand (3,500,000) shares of common stock, par value one cent ($.01) per share (the “Common Stock”).

Without regard to any other provision of this Certificate of Incorporation, each one (1) share of Common Stock, either issued and outstanding and any fractional share held by any stockholder who holds in excess of one (1) share immediately prior to the time this amendment becomes effective shall be and is hereby automatically reclassified and changed (without any further act) into six hundred (600) fully-paid and nonassessable shares of Common Stock (or, with respect to fractional shares, such lesser number of shares and fractional shares as may be applicable upon such 600 for one ratio), provided that no fractional shares of Common Stock shall be issued.”

X	PLEASE MARK VOTES AS IN THIS EXAMPLE	REVOCABLE PROXY PEOPLES-SIDNEY FINANCIAL CORPORATION

		For	Against	Abstain
	1. The amendment of PSFC’s Certificate of Incorporation to effect a 1-for-600 reverse stock split, followed immediately by a 600-for-1 forward stock split of PSFC's common shares.	☐	☐	☐
SPECIAL MEETING OF STOCKHOLDERS July 30, 2008

The undersigned hereby appoints the Board of Directors of Peoples-Sidney Financial Corporation (the “Company”), with full powers of substitution, to act as attorneys and proxies for the undersigned to vote all shares of capital stock of the Company which the undersigned is entitled to vote at the Special Meeting of Stockholders (the “Meeting”) to be held at the Holiday Inn, Sidney, Ohio, on July 30, 2008 at 11:00 a.m., Sidney, Eastern time, and at any and all adjournments and postponements thereof.

In its discretion, the Board of Directors, as proxy for the undersigned, is authorized to vote on any other business that may properly come before the Meeting or any adjournment or postponement thereof.

The Board of Directors recommends a vote “FOR” the approval of the amendments to PSFC’s Certificate of Incorporation to effect the Stock Splits.

Please be sure to sign and date this Proxy in the box below.	Date
THIS PROXY WILL BE VOTED AS DIRECTED, BUT IF NO INSTRUCTIONS ARE SPECIFIED, THIS PROXY WILL BE VOTED FOR THE APPROVAL OF THE AMENDMENTS TO PSFC’S CERTIFICATE OF INCORPORATION TO EFFECT THE STOCK SPLITS. IF ANY OTHER BUSINESS IS PRESENTED AT THE MEETING, THIS PROXY WILL BE VOTED AS DIRECTED BY A MAJORITY OF THE BOARD OF DIRECTORS IN THEIR BEST JUDGMENT. AT THE PRESENT TIME, THE BOARD OF DIRECTORS KNOWS OF NO OTHER BUSINESS TO BE PRESENTED AT THE MEETING.

Stockholder sign above	Co-holder (if any) sign above

¿          Detach above card, sign, date and mail in postage paid envelope provided.          ¿

PEOPLES-SIDNEY FINANCIAL CORPORATION

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
This Proxy may be revoked at any time before it is voted by: (i) filing with the Secretary of the Company at or before the Special Meeting a written notice of revocation bearing a later date than this Proxy; (ii) duly executing a subsequent proxy relating to the same shares and delivering it to the Secretary of the Company at or before the Meeting; or (iii) attending the Meeting and voting in person (although attendance at the Meeting will not in and of itself constitute revocation of this Proxy). If this Proxy is properly revoked as described above, then the power of such attorneys and proxies shall be deemed terminated and of no further force and effect.
The above signed acknowledges receipt from the Company, prior to the execution of this proxy, of Notice of the Special Meeting and a Proxy Statement.
Please sign exactly as your name(s) appear(s) on this card. When signing as attorney, executor, administrator, trustee or guardian, please give your full title. If shares are held jointly, each holder should sign.
PLEASE PROMPTLY COMPLETE, DATE, SIGN AND MAIL THIS PROXY IN THE ENCLOSED POSTAGE-PAID ENVELOPE

IF YOUR ADDRESS HAS CHANGED, PLEASE CORRECT THE ADDRESS IN THE SPACE PROVIDED BELOW AND RETURN THIS PORTION WITH THE PROXY IN THE ENVELOPE PROVIDED.